Exhibit 10.12

SULLIVAN CENTER
CHICAGO, ILLINOIS
OFFICE LEASE
Between
One South State Propco, L.L.C.,
a Delaware limited liability company
as Landlord,
and
Centro, Inc.
Delaware corporation
As Tenant
February 17, 2015

i

ii

SULLIVAN CENTER
OFFICE LEASE
This Office Lease Agreement (the “Lease”) is made and entered into as of the 17th day of February 2015 (the “Effective Date”), by and between One South State Propco, L.L.C., a Delaware limited liability company (“Landlord”), and Centro, Inc., a Delaware corporation (“Tenant”).
The following sets forth basic data referred to in this Lease, and, where appropriate, constitutes definitions of the terms listed below:
Article I.
Basic Lease Information
The following sets forth basic data referred to in this Lease, and, where appropriate, constitutes definitions of the terms listed below:

Section 1.01 Landlord:
One South State PropCo, L.L.C., a Delaware limited liability company Landlord Federal Tax I.D. No.: 36-4376049

Section 1.02 Landlord's Managing Agent:

Joseph Freed and Associates LLC, an Illinois limited liability company

Section 1.03 Landlord's Notice Address:

One South State PropCo, L.L.C.
c/o Joseph Freed and Associates LLC
33 South State Street, Suite 400
Chicago, Illinois 60603
Attention: General Counsel
with a copy to:
c/o Winthrop Realty Trust
7 Bulfinch Place
Suite 500
Boston, MA 02114
Attn: Jay Cramer
And
Elad Canada Inc.
5001 Yonge Street, Suite 1405
Toronto, ON M2N 6P6
Attn: General Counsel

Section 1.04 Landlord's Address for Payment of Rent:

By Check to Lockbox: One South State PropCo, L.L.C. P.O. Box 74888 Chicago, Illinois 60694-4888 By Electronic Transfer to Blocked Account: Account Name: [*] ABA: [*] Account No. [*]

Section 1.05 Tenant [Legal Name]:

Centro, Inc. a Delaware corporation Tenant Federal Tax I.D. No.: [*]

Section 1.06 Tenant's Notice Address:

Prior to Possession Date: 222 W. Hubbard St., 4th Floor Chicago, Illinois 60654 Attn: Jan Naddy On and after Possession Date: 11 E. Madison, 6th Floor Chicago, IL 60602 Attn: Jan Naddy

Section 1.07 Effective Date of Lease:

February 17, 2015

Section 1.08 Building; Center:

Those certain parcels of land and improvements publicly iden tified as Sullivan Center bounded by Madison Street, Wabash Avenue, Monroe Street and State Street, Chicago, Illinois, excepting therefrom the land and buildings publicly identified as the Heyworth Building, the Silversmith Building, and the Mentor Building and the north/south public way between Madison Street and Monroe Street and containing both retail and office components are hereinafter referred to as the “Building”. The “Building” shall also include, at Landlord's election from time to time, other buildings, structures and parcels or tracts of land owned by others and which are operated in conjunction with the Building. The retail portions of the buildings or structures in the Building and any other retail buildings or structures owned or ground leased by Landlord from time to time and operated as a shopping center in conjunction therewith, together with the Common Areas, and all parcels or tracts of land owned or ground leased by Landlord from time operated in conjunction with the foregoing items are hereinafter defined as and referred to as the “Center”.

Section 1.09 Premises:

The sixth (6th) floor of the Building that is shaded on Exhibit A.

Section 1.10 Retail Area:

That portion of the Building leased, from time to time, which is used or intended for use in connection with the operation of a shopping center. Retail Area (but not Office Area) shall be mean the aggregate amount of floor area in the Center determined by Landlord for the exclusive use and occupancy of rent paying tenants, which shall be calculated by Landlord from time to time and shall exclude Common Areas, and storage areas, if any, leased separately from retail areas determined by Landlord from time to time in accordance with the generally accepted shopping center industry principles. Floor Area of the Building shall mean the aggregate amount of the Retail Area plus the Office Area. The depiction of the Retail Area will be set forth in the records maintained from time to time by Landlord at its office or the office of its managing agent and shall be available for inspection by Tenant upon reasonable request. The size of the Retail Area may change from time to time.

Section 1.11 Office Area:

That portion of the Sullivan Center, excluding the Retail Area and areas, if any, used from time to time purposes other than Retail Area and Office Area, which Landlord intends and reserves the unqualified right to lease from time to time for business offices, retail, and other related purposes or any combination thereof. Office Area shall be measured utilizing a modified Building Owners and Managers Association (“BOMA”) standard (revised 1996) as determined and applied by Landlord's architects (the “modified BOMA 1996 standard”). Landlord shall have the right from time to time to reduce the Office Area and to add additional rentable space to the Office Area from time to time from and after the date such additional space is leased by Landlord for general office or similar purposes and occupied by rent paying tenants.

Section 1.12 Rentable Square Footage:

The rentable square footage of the Premises is deemed to be 70,107 square feet, measured utilizing a modified Building Owners and Managers Association (BOMA) standard (revised 1996) as determined and applied by Landlord's architects (the “modified BOMA 1996 standard”). Tenant and Landlord agree that the square footage of the Premises will not be remeasured.

Section 1.13    Base Rent:

Period-Monthly (month no. through month no.)	Annual Base Rent per Square Foot	Annual Base Rent	Monthly Base Rent
Commencement Date through 12th month	$27.50	$1,927,942.50	$160,661.88
13th through 24th month	$28.05	$1,966,501.35	$163,875.11
25th through 36th month	$28.61	$2,005,831.3 8	$167,152.61
37th through 48th month	$29.18	$2,045,948.00	$170,495.67
49th through 60th month	$29.77	$2,086,866.96	$173,905.58
61st through 72nd month	$30.36	$2,128,604.30	$177,383.69
73rd through 84th month	$30.97	$2,171,176.39	$180,931.37
85th through 96th month	$31.59	$2,214,599.92	$184,549.99
97th through 108th month	$32.22	$2,258,891.92	$188,240.99.
109th through 120th month	$32.86	$2,304,069.75	$192,005.81
So long as Tenant is not in default of this Lease, One Hundred (100%) percent of Base Rent, Expenses and Taxes shall abate for the period beginning on the Commencement Date and expiring on the last day of the 6th full calendar month following the Commencement Date. The Base Rent, Expenses and Taxes abated under this paragraph is hereinafter called the “Rent Abatement Amount”.
First Option Period Base Rent; First Option Period Market Rent (as defined in Section 3.02A)

Second Option Period Base Rent; Second Option Period Market Rent (as defined in Section 3.02B)

Section 1.14 Tenant's Pro Rata Share:
For Taxes: That fraction which has as its numerator, the number of rentable square feet of the Premises, and has as its denominator the number of rentable square feet, from time to time, at ground level and above, of the Office Area, calculated utilizing the modified BOMA 1996 standard. Initially, the rentable square footage used for the denominator shall be 743,852.
For Expenses: That fraction which has as its numerator, the rentable square footage of floor area in the Premises in accordance with Section 1.12, and has as its denominator, the rentable square footage of floor area, from time to time, at ground level and above, of the Office Area, calculated utilizing the modified BOMA 1996 standard.
Initially, the rentable square footage used for the denominator shall be 743,852.

Section 1.15 Base Year Expenses:	The Expenses (as defined in Section 4.03) paid during calendar year 2015.

Section 1.16 Base Year Taxes:	The Taxes (as defined 111 Section 4.04) assessed and levied in calendar year 2015.

Section 1.17 Possession Date:
The fifth (5th) day after Landlord advises Tenant that Landlord's Work is substantially complete. Landlord covenants and agrees to use commercially reasonable efforts to substantially complete Landlord’s Work no later than July 1, 2015.

Section 1.18 Term:
A period of One Hundred Twenty (120) full calendar months commencing on the Commencement Date (as defined below) and unless terminated early in accordance with this Lease, ending on the last day of the One Hundred Twentieth (120th) full calendar month following the Commencement Date (“Termination Date”). The “Commencement Date” is the one hundred twentieth (120th) day following the Possession Date. Upon Landlord’s request, Landlord and Tenant shall enter into a “Commencement Letter Agreement” in the form attached as Exhibit C. The “Term” of this Lease shall include any options to renew that Tenant has timely exercised.

Section 1.19 Construction Allowance:	$5,258,025.00 ($75,00 psf) payable as provided in Section 8.03

Section 1.20 Security Deposit:	$1,750,000 in the form of a Letter of Credit. See Article VI

Section 1.21 Guarantor(s):	None

Section 1.22 Broker(s):	Avison Young ‒ Chicago, LLC (both Tenant and Landlord broker)

Section 1.23 Permitted Use	General office and for no other purpose.

Section 1.24 Business Day(s):	Monday through Friday of each week, exclusive of New Year's Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day (“Holidays”). Landlord may designate additional Holidays, provided that the additional Holidays are commonly recognized by other office buildings in “downtown” Chicago.

Section 1.25 Law(s):	means all applicable statutes, codes, ordinances, orders, rules and regulations of any municipal, governmental or quasi-governmental entity.

Section 1.26 Right of First Offer:	see Section 3.03

Section 1.27 Option to Renew:	Two sixty (60) consecutive calendar month options. see Section 3.02

Section 1.28 Tenant Right to Terminate:	see Section 3.04

Section 1.29 Tenant Right to Contract Premises:	see Section 3.05

Section 1.30 Normal Business Hours:	for the Building are 8:00a.m. to 6:00p.m. on Business Days and 8:00 a.m. to 1 :00 p.m. on Saturdays.

Section 1.31 Landlord Work:	means the work that Landlord is obligated to perform in the Premises pursuant to Exhibit D.

Section 1.32 List of Exhibits:
Exhibit A (Outline and Location of Premises)
Exhibit B (Location of Contraction Space)
Exhibit C (Commencement Letter)
Exhibit D (Landlord's Work)
Exhibit E (Rules and Regulations)
Exhibit F (Condenser Water Charge)

Article II.
Agreement to Lease
Landlord leases the Premises to Tenant and Tenant leases the Premises from Landlord, together with the right in common with others to use any portions of the Sullivan Center designated by Landlord from time to time for the common use of tenants and others granted such rights by Landlord, such as sidewalks, common corridors, stairways, elevator foyers, restrooms, vending areas and lobby areas serving the Office Area (the “Common Areas”). Notwithstanding the fact that the Commencement Date of this Lease occurs after the Possession Date of this Lease, Tenant and Landlord covenant and agree that their respective obligations under this Lease begin as of the Effective Date.
Article III.
Option to Renew, Condition of Premises/ ROFO
Section 3.01    Condition of Premises: Subject to Landlord's obligation to perform Landlord's Work, the Premises will be accepted by Tenant on the Possession Date in its “as is”, “where is” condition and configuration. By taking possession of the Premises, Tenant agrees that Landlord's Work is substantially completed, subject only to Punch List Items (defined below), the Premises are in good order and satisfactory condition, and that other than Landlord's Work, there are no representations or warranties by Landlord regarding the condition of the Premises, the Building or any other part of Sullivan Center. Notwithstanding anything to the contrary contained herein, Landlord represents to Tenant that on the Possession Date, the Premises will be structurally sound and free of water leaks, and that the mechanical equipment serving the Premises will be in good working condition and repair. Landlord further covenants that Landlord's Work shall be constructed in accordance with all Laws and in a good and workmanlike manner using new materials of a quality that is at least equal to the Landlord's minimum standard for the Office Area.
For purposes of this Lease, “substantial completion” and/or “substantially completed” shall mean that Landlord's Work is completed to such an extent that Tenant can take possession of the Premises and either (i) utilize same for the use intended hereunder or (ii) begin performing Tenant's Work (so long as Tenant has an permit for Tenant's Work), as evidenced by a certificate of Landlord's architect.
Tenant and Landlord shall, within ten (10) days after Landlord advises Tenant that Landlord's Work is substantially completed, conduct a walk through inspection of the Premises to create a punch list of items that still need to be completed notwithstanding that Landlord's Work is otherwise substantially completed (which items are called “Punch List Items”). Once the parties have agreed upon the Punch List Items, Landlord shall have thirty (30) days thereafter to complete such items.
In the event of any dispute as to whether, or when, Landlord's Work has achieved substantial completion, the statement of Landlord's architect that Landlord's Work has achieved substantial completion shall be presumed correct. In the event Tenant does not accept (or disputes) the statement of Landlord's architect, then within ten (1 0) days after Tenant's receipt of Landlord's notice that Landlord's Work is substantially completed, Tenant shall advise Landlord, in writing, in detail of those items of Landlord's Work that Tenant alleges are not substantially completed and the name of the architect it is appointing to review the dispute (provided that Tenant shall have the burden of proof to overcome the presumption that Landlord's architect's certification is correct). During the fifteen (15) days following Tenant's written notice to Landlord that Landlord's Work is not substantiality complete, Tenant and Landlord agree to use good faith efforts to resolve the dispute regarding whether, or when, Landlord's Work has achieved substantial completion. If, during said fifteen (15) days, the parties are unable to resolve the dispute, then both Tenant and Landlord shall mutually select a third party architect (the “Third Party Architect”) to determine whether, or when, Landlord's Work has achieved substantial completion. If the parties are unable to mutually agree on said Third Party Architect, then both Tenant and Landlord shall each select an architect and the two architects shall then select the Third Party Architect to make such determination. The Third Party Architect's determination of whether, or when, Landlord's Work has achieved substantial completion shall be conclusive and binding on both Tenant and Landlord hereunder. Each party shall pay the costs and expenses, if any, of their architect and the cost of the Third Party Architect shall be shared equally between Tenant and Landlord.
Section 3.02    Option to Renew:
A.    Tenant, by written notice to Landlord given no later than twelve (12) months prior the Termination Date, time being of the essence, shall have the option to renew the Term of this Lease for an additional sixty (60) calendar month period beginning on first day of the One Hundred Twenty Seventh (127th) calendar month following the Commencement Date and ending on last day of the One Hundred Eighty Sixth (186th) calendar month following the Commencement Date (the “First Option Period”) pursuant to all of the terms, covenants, and conditions of this Lease and at First Option Period Market Rent set forth below, provided that at the time the notice hereinabove referred to is given and at the time the First Option Period commences, Tenant is open and operating the Premises for the use set forth in the Lease and is not in default hereunder.
“First Option Period Market Rent” shall be an amount equal to the annual market rental rate reflecting the net rental rate, real estate taxes and operating expenses, base rent escalations, tenant creditworthiness, tenant improvement allowances, brokerage commissions and all other market inducements then agreed to and accepted between unrelated third parties for comparable class office buildings in the central and east Loop submarkets as of the beginning of the First Option Period (the “First Option Market Rent Standard”). Landlord and Tenant agree to use good faith eff01ts to arrive at said First Option Period Market Rent within thirty (30) days following the Tenant's exercise of its renewal option. If the parties are unable to mutually agree on the amount of said First Option Period Market Rent within such thirty (30) day period, then both Tenant and Landlord shall mutually select a third party Illinois real estate broker (the “Third Party Broker”) familiar with the First Option Market Rent Standard to determine First Option Period Market Rent. If the parties are unable to mutually agree on said Third Party Broker, then both Tenant and Landlord shall each select an Illinois real estate broker familiar with the First Option Market Rent Standard and the two brokers shall then select the Third Party Broker to make such determination.
The Third Broker's determination of the First Option Period Market Rent shall be conclusive and binding on both Tenant and Landlord hereunder. Each party shall pay the costs and expenses, if any, of their broker and the cost of the Third Broker shall be shared equally between Tenant and Landlord.
B.    Tenant, by written notice to Landlord given no later than twelve (12) months prior the last day of the First Option Period, time being of the essence, shall have the option to renew the Term of this Lease for an additional sixty (60) calendar month period beginning on first day of the One Hundred Eighty Seventh (187th) calendar month following the Commencement Date and ending on last day of the Two Hundred Forty Sixth (246th) calendar month following the Commencement Date (the “Second Option Period”) pursuant to all of the terms, covenants, and conditions of this Lease and at Second Option Period Market Rent set forth below, provided that at the time the notice hereinabove referred to is given and at the time the Second Option Period commences, Tenant is open and operating the Premises for the use set forth in the Lease and is not in default hereunder.
“Second Option Period Market Rent” shall be an amount equal to the annual market rental rate reflecting the net rental rate, real estate taxes and operating expenses, base rent escalations; tenant creditworthiness, tenant improvement allowances, brokerage commissions and all other market inducements then agreed to and accepted between unrelated third parties for comparable class office buildings in the central and east Loop submarkets as of the beginning of the Second Option Period (the “Second Option Market Rent Standard”). Landlord and Tenant agree to use good faith efforts to arrive at said Second Option Period Market Rent within thirty (30) days following the Tenant's exercise of its renewal option. If the parties are unable to mutually agree on the amount of said Second Option Period Market Rent within such thirty (30) day period, then both Tenant and Landlord shall mutually select a third party Illinois real estate broker (the “Third Party Broker”) familiar with the Second Option Market Rent Standard to determine Second Option Period Market Rent. If the parties are unable to mutually agree on said Third Party Broker, then both Tenant and Landlord shall each select an Illinois real estate broker familiar with the Second Option Market Rent Standard and the two brokers shall then select the Third Party Broker to make such determination.
The Third Broker's determination of the Second Option Period Market Rent shall be conclusive and binding on both Tenant and Landlord hereunder. Each party shall pay the costs and expenses, if any, of their broker and the cost of the Third Broker shall be shared equally between Tenant and Landlord.

Section 3.03    Right of First Offer: At any time during the Term hereof (the “First Offer Period”), Landlord agrees to offer Tenant, from time to time, all or any part of the seventh (7th) floor of the Building (the “First Offer Space”) which becomes “available for lease” (as hereinafter defined) during the First Offer Period, on the terms and conditions hereinafter set forth.
The First Offer Space shall be deemed to be “available for lease” at such time as Landlord is actively pursuing bona fide third party prospective tenants for the First Offer Space; provided that in all instances, the First Offer Space that is “available for lease” shall be subject to the rights of the existing tenants occupying the First Offer Space. Landlord shall not be deemed to have made the First Offer Space available for leasing by consulting with potential tenants or brokers in order to attempt to determine the prevailing market rate of the First Offer Space nor shall this Section 3.03 prohibit Landlord from entering into negotiations with prospective tenants for the First Offer Space so long as Landlord complies with the provisions of this Section 3.03 prior to executing a lease for the First Offer Space to a prospective third party tenant.
When the First Offer Space becomes available for lease, Landlord shall give Tenant written notice of (y) the prevailing market rate (as defined below) and (z) if applicable, the prevailing market construction allowance (as defined below).
Within fifteen (15) days after Landlord's written notice, time being of the essence, Tenant shall give written notice to Landlord of whether or not Tenant desires to lease the First Offer Space. If less than the entire i 11 floor of the First Offer Space becomes available, Tenant will only have the right to lease that part of the First Offer Space that becomes available. If the entire 7th floor of the First Offer Space becomes available, Tenant may elect to lease either (a) all of the First Offer Space, or (b) only that part of the First Office Space shown as “Space A” on Exhibit G attached hereto, or (c) only that part of the First Office Space shown as “Space B” on Exhibit G attached hereto. If (i) Tenant elects not to exercise its right to lease the First Offer Space, or (ii) Tenant fails to give Landlord written notice of its exercise within said fifteen (15) day period, then Landlord may thereafter lease the First Offer Space to a third party at such rental and subject to such terms as it may choose, without further notice to Tenant and free of any right of Tenant.
If Tenant timely elects to exercise its right to lease all or the part of the First Offer Space identified in (a)-(c) above, but does not agree with Landlord's determination of the prevailing market rate and/or the prevailing market construction allowance, then Landlord and Tenant shall negotiate, in good faith, to mutually agree on the prevailing market rate and/or the prevailing market construction allowance. If Landlord and Tenant are unable to mutually agree on the prevailing market rate and/or the prevailing market construction allowance within ten (10) days of Landlord's receipt of Tenant's exercise its right to lease the First Offer Space, then both Tenant and Landlord shall mutually select a third party Illinois real estate leasing broker (the “Third Party Broker”) familiar with the Loop office market to determine said the prevailing market rate and/or the prevailing market construction allowance. If the parties are unable to mutually agree on said Third Party Broker, then both Tenant and Landlord shall each select an Illinois real estate leasing broker familiar with the Loop office market and the two brokers shall then select the Third Party Broker to make such determination. The Third Broker's determination of the prevailing market rate and/or the prevailing market construction allowance shall be conclusive and binding on both Tenant and Landlord hereunder. Each party shall pay the costs and expenses, if any, of their broker and the cost of the Third Broker shall be shared equally between Tenant and Landlord.
If Tenant timely elects to exercise its right to lease the First Offer Space (i) the lease (or Lease amendment) for such First Offer Space shall be executed by Tenant, (ii) the term of the lease for such First Offer Space shall commence on a date to be negotiated between Landlord and Tenant, (iii) the rental for the First Offer Space shall be the prevailing market rate and/or the prevailing market construction allowance, as determined above, (iv) the term of First Offer Space shall be coterminous with the Term of this Lease, and (v) the provisions for tenant build-out work shall conform with this Section 3.03 below.
If, after good faith negotiations, in accordance with the provisions of this Section 3.03, Landlord and Tenant are unable to agree on lease (or Lease amendment) terms for the First Offer Space as set forth above (excluding the determination of the prevailing market rate and/or the prevailing market construction allowance which shall be finally determined pursuant to the fifth paragraph of this Section 3.03) within thirty (30) days of the elate Tenant exercises its right to lease the First Offer Space, then Landlord shall give Tenant written notice of such failure and if Tenant and Landlord cannot agree on the terms of a lease (or Lease amendment) within fifteen (15) days of Tenant's receipt of Landlord's notice, then Landlord may thereafter lease the First Offer Space to a third party at such rental and subject to such terms as it may choose, without notice to Tenant and free of any right of Tenant; provided that the rent payable by said third party is no less than ninety (90%) percent of the prevailing market rate. If the rent payable by said third party is less than ninety (90%) percent of the prevailing market rate, or should the Landlord fail to execute a lease for the First Offer Space within two hundred seventy (270) days after the initial notice, then before executing a lease for the First Offer Space with any third party, Landlord shall give Tenant another written notice that the First Offer Space is available for lease and Tenant shall, once again, have the rights set forth in this Section 3.03.
Landlord shall only be required to offer the First Offer Space to the Tenant if (i) this Lease is in full force and effect, (ii) Tenant is not in default under this Lease (after the expiration of any applicable notice and cure period, as provided herein) and (iii) one hundred percent (100%) of the Premises are occupied by Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer (as defined in Section 12.05 below) inasmuch as the first offer rights hereunder are intended only for the benefit of Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer.
If Tenant leases the First Offer Space under this Section 3.03, the Base Rent rate for the First Offer Space shall be the prevailing market rate. As used herein, the “prevailing market rate” shall be an annual market rental rate as determined in good faith by Landlord and shall reflect the net rental rate, real estate taxes and operating expenses, base rent escalations, number of options and length of option term, tenant creditworthiness, tenant improvement allowances, brokerage commissions and all other market inducements then agreed to and accepted between unrelated third parties for comparable class office buildings for leases in arms-length transactions being completed in the central and east Loop submarkets.
If Tenant elects to lease the First Offer Space, but, by written notice to Landlord given on or before the expiration of the forty-five (45) day period set forth above for execution of a written lease (or Lease amendment) for such First Offer Space, Tenant rejects Landlord's determination of the prevailing market rate and/or, if applicable, the prevailing market construction allowance (as determined below), then Landlord may thereafter lease the First Offer Space to a third party at such rental and subject to such terms as it may choose, without notice to Tenant and free of any right of Tenant, except as provided for above if the rent payable by said third party is less than ninety (90%) percent of the prevailing market rate.
In the event that Tenant elects to lease the First Offer Space, but (i) fails to execute a written lease (or Lease amendment) for such First Offer Space (provided that Landlord shall cooperate with Tenant, in a commercially reasonable manner, so that Tenant has a written lease, or Lease amendment, for such First Offer Space to execute) or (ii) gives Landlord written notice, on or before the expiration of the forty-five (45) day period set f01ih above, that it rejects Landlord's determination of prevailing market rate and/or, if applicable, the prevailing market construction allowance, then Tenant shall be automatically deemed to have rejected the Landlord's determination of prevailing market rate and/or, if applicable, the prevailing market construction allowance and the Landlord shall be free to thereafter lease the First Offer Space to a third party at such rental and subject to such terms as it may choose, without notice to Tenant and free of any right of Tenant except as provided above if the rent payable by said third party is less than ninety (90%) percent of the prevailing market rate.
If Tenant elects to lease the First Offer Space, the lease for the First Offer Space shall contain the following provisions for tenant build-out work: Landlord shall provide Tenant with a construction allowance equal in value to the prevailing market construction allowance. As used herein, the “prevailing market construction allowance” shall be either (i) a construction allowance (in cash) generally available to tenants for space similar to the First Offer Space, as determined in good faith by Landlord and then agreed to and accepted between unrelated third parties for comparable class office buildings for leases in arms-length transactions being completed in the central and east Loop submarkets, or (ii) the Landlord's obligation to construct the First Offer Space to a base building standard that is available to tenants for space similar to the First Offer Space, as determined in good faith by Landlord and then agreed to and accepted between unrelated third parties for comparable class office buildings for leases in arms-length transactions being completed in the central and east Loop submarkets, or (iii) a combination of (i) or (ii) above.
Section 3.04    Tenant Right to Terminate:
A.    In the event, subject to Force Majeure, that Landlord is unable to substantially complete Landlord's Work by November 30, 2015, Tenant shall have the right to terminate this Lease by written notice given to Landlord at any time thereafter.
B.    So long as (i) this Lease is in full force and effect, (ii) one hundred percent (100%) of the Premises are occupied by Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer (inasmuch as the termination right hereunder is intended only for the benefit of Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer), and (iii) Tenant is not in default under this Lease (after the expiration of any applicable notice and cure period, as provided herein), Tenant shall have the right, upon written notice to Landlord (the “Termination Notice”), to terminate this Lease as to all of the Premises by written notice to Landlord given no sooner than fifteen (15) calendar months prior the Early Termination Date and no later than twelve (12) calendar months prior the Early Termination Date (defined hereinafter) in which event this Lease shall terminate on the Early Termination Date. The “Early Termination Date” is the seventh (7th) anniversary of the Commencement Date.
In the event that Tenant elects to terminate this Lease, as provided under this Section 3 .04, Tenant shall pay Landlord a Termination Fee (defined hereinafter) at the same time the Termination Notice is given to Landlord.
The “Termination Fee” is an amount equal to the sum of (A) (i) the unamortized portion of the Construction Allowance, (ii) the unamortized portion of the Rent Abatement Amount (defined in Section 1.13), and (iii) the unamortized portion of the commission paid to the Broker listed in Section 1.22, and (B) an amount equal to the Base Rent, Expenses and Taxes payable under this Lease for the three (3) calendar months that occur immediately prior to the Early Termination Date. The amounts described in subsection (A) above shall be amortized on a straight line basis over 120 calendar months, beginning on the Commencement Date and shall include an interest factor of eight (8%) percent per annum for the time period from the Early Termination Date to the Termination Date. Upon Tenant's request, in writing, Landlord shall provide Tenant with the amount of commission paid to the Broker listed in Section 1.22 no later than thirty (30) days after Tenant's written request.

If Tenant fails to timely exercise its right to terminate this Lease under this Section 3.04, or if this Lease is not in full force and effect, or if Tenant is in default under this Lease (after the expiration of any applicable notice and cure period, as provided herein) or if Tenant fails to timely pay Landlord the Termination Fee or if less than one hundred percent (100%) of the Premises are occupied by Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer inasmuch as the termination right hereunder is intended only for the benefit of Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer, then Tenant's right to terminate this Lease pursuant to this Section 3.04 shall be null and void and any attempted or purported exercise by Tenant of its right to terminate under this Section 3.04 shall be voidable, at Landlord's option, by written notice to Tenant.
Section 3.05    Tenant Right to Contract Premises: During that part of the Term of this Lease that occurs after seventh (i11 ) anniversary of the Commencement Date, Landlord agrees that Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer (inasmuch as the right to contract the Premises hereunder is intended only for the benefit of Centro, Inc., or Centro, Inc.'s successor or assign pursuant to a Permitted Transfer) shall have the right to surrender back to Landlord twenty (20%) percent of the Premises shown as the “Contraction Space” on the lease plan attached hereto as Exhibit B.
Tenant shall exercise its right under this Section 3.05 by written notice to Landlord (the “Contraction Notice”) given no later than twelve (12) calendar months prior the seventh (7th) anniversary of the Commencement Date. If Tenant exercises its right under this Section 3.05, the “Contraction Date” shall be the day after the twelfth (12th) calendar month following Landlord's receipt of the Contraction Notice and Tenant shall surrender the Contraction Space to Landlord no later than the Contraction Date. Tenant covenants and agrees to either (i) reimburse Landlord, on demand, for Landlord's cost to demise the Contraction Space separate from the balance of the Premises retained by Tenant or (ii) demise, at its sole cost and expense, the Contraction Space separate from the balance of the Premises retained by Tenant. From and after the Contraction Date, and so long as Tenant has vacated same, Base Rent and Tenant's Proportionate Share shall be adjusted to reflect the rentable square feet that Tenant continues to occupy.
In the event that Tenant elects to contract the Premises as provided under this Section 3.05, Tenant shall pay Landlord a Contraction Fee (defined hereinafter) at the same time the Contraction Notice is given to Landlord.
The “Contraction Fee” is an amount equal to twenty (20%) percent of the sum of (A) (i) the unamortized portion of the Construction Allowance, (ii) the unamortized portion of the Rent Abatement Amount, and (iii) the unamortized portion of the commission paid to the Broker listed in Section 1.22, and (B) an amount equal to the Base Rent, Expenses and Taxes payable under this Lease for the three (3) calendar months that occur immediately prior to the Early Termination Date. The amounts described in subsection (A) above shall be amortized on a straight line basis over 120 calendar months, beginning on the Commencement Date and shall include an interest factor of eight (8%) percent per annum for the time period from the Contraction Date to the Termination Date. Upon Tenant's request, in writing, Landlord shall provide Tenant with the amount of commission paid to the Broker listed in Section 1.22 no later than thirty (30) days after Tenant's written request.
In the event Tenant elects to contract the Premises as provided under this Section 3.05, if the portion of the Premises it retains contains all of the bathrooms on the floor in which the Premises are located, then notwithstanding anything to the contrary contained in this Lease, Landlord shall retain the right to allow (and Tenant shall permit) other tenants occupying the floor on which the Premises are located to use the bathrooms located in the contracted Premises.
Section 3.06    Outdoor Space: So long as Tenant strictly complies with the provisions of this Section 3.06 and the City of Chicago (“City”) approves same, Tenant shall have the right to use that part of the roof of the Building that is accessible through the Premises (the “Roof Space”) as an outdoor terrace. In the event Tenant desires to use the Roof Space as an outdoor terrace, Tenant, at its sole cost and expense, shall perform any and all work necessary for said use (the “Roof Work”); provided that before beginning any work on the Roof Space, Tenant shall have plans and specifications of the Roof Work (the “Roof Plans”) prepared by an Illinois licensed architect and submit same to the Landlord for its review and approval, which approval shall not be unreasonably withheld or delayed. If Landlord believes it is necessary for a structural engineer to review the Roof Plans, Landlord shall have the right to do so, at Tenant's cost.
Upon Landlord's approval of the Roof Plans, Tenant shall have the right to perform the Roof Worksubject to the following: (i) Tenant shall obtain a building permit for the Roof Work from the City, (ii) the Roof Work shall be performed in a good and workman like manner and in accordance with all applicable laws, including the Americans with Disabilities Act, (iii) during the performance of the Roof Work, Tenant shall access the Roof Space from the Premises and shall conduct all staging in the Premises, (iv) Tenant shall not erect any improvements on the Roof Space that are inconsistent with its use as an outdoor terrace, and (v) the performance of the Roof Work shall not interfere with the business of any other tenant in the Building.
Once constructed, Tenant shall use the Roof Space subject to the following: (a) Tenant shall furnish Landlord copies of all City permits and licenses, if any, with regard to its use, (b) Tenant shall not allow the floor load of the Roof Space to exceed the recommendations of Landlord's structural engineer, and (c) Tenant shall comply with all requirements of any ordinance or regulation of the City or license or permit granted.
Tenant's right to use the Roof Space is not transferable or assignable and the Roof Space may be used only so long as one hundred percent (100%) of the Premises are occupied by Centro, Inc., or Centro, Inc. 's successor or assign pursuant to a Permitted Transfer inasmuch as the right to use the Roof Space is intended only for the benefit of Centro, Inc., or Centro, Inc.’s successor or assigned pursuant to a Permitted Transfer. Landlord shall have no liability to Tenant if is not able to use the Roof Space for any reason other than the Landlord's willful misconduct.
Landlord reserves the right to require Tenant, upon at lease forty-eight 48 hours written or oral notice, to discontinue use of the Roof Space due to maintenance and repair of the Building or Center, including without limitation, repairs, cleaning and window washing in areas adjacent to or above the Roof Space. No advance notice shall be required in an emergency.
From and after the date Tenant begins performing the Roof Work, and notwithstanding anything to the contrary contained in this Lease, Tenant at its sole cost and expense, shall maintain, repair and if necessary, replace (a) any and all terrace improvements erected on the Roof Space, (b) the roof and roof membrane of that part of the Building on which the Roof Space is located and (c) any other improvements erect on the Roof Space. In the event Tenant fails to comply with this repair obligation, Landlord shall have the right, after the expiration of any applicable notice and cure period provided in this Lease, to perform said repair or rep! replacement and charge the Tenant for same, plus a 10% administrative fee, which amount shall be deemed Additional Rent hereunder.
Article IV.
Rent
Section 4.01    Payments: As consideration for this Lease, Tenant shall pay Landlord, without any setoff or deduction, the total amount of Base Rent and Additional Rent due for the Term. “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord. Additional Rent and Base Rent are sometimes collectively referred to as “Rent.” Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent under applicable Law. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month during the Term without notice or demand, provided that the installment of Base Rent for the first calendar month of the Term shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. All payments of Rent shall be in United States Dollars by good and sufficient check or by other means (such as automatic debit or electronic transfer) acceptable to Landlord. If Tenant fails to pay any item or installment of Rent when due, Tenant shall pay Landlord an administration fee equal to 5% of the past due Rent, provided that Tenant shall be entitled to a grace period of 5 days for not more than 2 late payments of Rent in a given calendar year. If the Term commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month, the monthly Base Rent and Tenant's Expense Adjustment (defined in Section 4.03.) and Tenant's Tax Adjustment (defined in Section 4.04.) for the month shall be prorated based on the number of days in such calendar month. Landlord's acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. No endorsement or statement on a check or letter accompanying a check or payment shall be considered an accord and satisfaction, and either party may accept the check or payment without prejudice to that party's right to recover the balance or pursue other available remedies. Tenant's covenant to pay Rent is independent of every other covenant in this Lease.
Section 4.02    Payment of Tenant's Expense Adjustment and Tax Adjustment: Tenant shall pay an amount (the “Expense Adjustment”) which shall be Tenant's Proportionate Share for Expenses of the excess, if any, of Expenses for each calendar year during the Term over the Base Year Expenses. Tenant shall pay an amount (the “Tax Adjustment”) which shall be Tenant's Proportionate Share for Taxes of the excess, if any, of Taxes imposed or incurred for each calendar year during the Term over the Base Year Taxes. Any partial calendar year during the term shall be treated on a fractional basis, based upon the number of months and the number of days of any partial month. Landlord shall provide Tenant with a reasonable, good faith estimate of the total amount of Expenses and Taxes for each calendar year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant's Proportionate Share of Landlord's estimate of the total amount of Expenses and Taxes. If Landlord determines that its estimate was incorrect by a material amount, Landlord may provide Tenant with a revised estimate. After its receipt of the revised estimate, Tenant's monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the total amount of Expenses and Taxes by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year's estimate until Landlord provides Tenant with the new estimate. Upon delivery of the new estimate, an adjustment shall be made for any month for which Tenant paid monthly installments based on the previous year's estimate. Tenant shall pay Landlord the amount of any underpayment within 30 days after receipt of the new estimate. Any overpayment shall be credited against the next due future installment(s) of Additional Rent.
Following the end of each calendar year, Landlord shall furnish Tenant with statement(s) of the actual amount of Expenses or Taxes, as the case may be, for the calendar year in question and the actual amount of the Expense Adjustment or Tax Adjustment, as the case may be, for such calendar year (each such statement, a “Reconciliation Statement”). If the estimated amount of Expense Adjustment or Tax Adjustment Tenant has actually paid for a calendar year is more than the actual amount of the respective Expense Adjustment or Tax Adjustment, as the case may be, as finally determined for such calendar year, Landlord shall apply any overpayment by Tenant against Additional Rent due or next installment becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated amount of Expense Adjustment or Tax Adjustment Tenant has actually paid for such calendar year is less than the actual amount of the respective Expense Adjustment or Tax Adjustment, as the case may be, for such year, Tenant shall pay Landlord, within 30 days after its receipt of the relevant Reconciliation Statement of Expenses or Taxes, as the case may be, of any underpayment for the calendar year in question.
Section 4.03    Expenses Defined: “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Office Area, including lobbies and elevators and that part of the Office Area Common Area used in common by tenants in the Office Area, including, but not limited to:
a.    Labor costs, including, wages, salaries, social security and employment taxes, medical and other types of insurance, uniforms, training, and retirement and pension plans.
b.    Management fee at three percent of gross rents of the Office Area (the “Management Fee”), the cost of equipping and maintaining a management office, accounting and bookkeeping services, legal fees not attributable to leasing or collection activity, and other administrative costs. Landlord, by itself or through an affiliate, shall have the right to directly perform or provide any services under this Lease (including management services). Except for the Management Fee, the cost of additional services provided by Landlord, shall not exceed the cost for such services that would have been incurred had Landlord entered into an arms-length contract for such services with an unaffiliated entity of comparable skill and experience.
c.    The cost of services, including amounts paid to service providers and the rental and purchase cost of parts, supplies, tools, equipment and other materials.
d.    Premiums and deductibles paid by Landlord for insurance, including workers compensation, special form causes of loss property insurance, earthquake, general liability, rental loss, elevator, boiler and machinery and other insurance customarily carried from time to time by owners of comparable buildings.
e.    Electrical Costs (defined below) and charges for water, gas, coal, steam and sewer, but excluding those charges for which Landlord is directly reimbursed by tenants pursuant to Sections 10.01 and 1 0.02. “Electrical Costs” means: (i) charges paid by Landlord for electricity, whether to a utility company or other provider; (ii) costs incurred in connection with an energy management program, whether to a utility company or other provider; and (iii) if and to the extent permitted by Law, a fee for the services provided by Landlord in connection with the selection of utility companies and the negotiation and administration of contracts for electricity. Electrical Costs shall be adjusted as follows: (x) amounts received by Landlord as reimbursement for above standard electrical consumption shall be deducted from Electrical Costs; and (y) Landlord's cost of electricity to individual tenant spaces in the Office Area (whether separately metered or reasonably estimated), shall be deducted from Electrical Costs.
f.    The cost of maintenance, repair and replacements of existing improvements and equipment pursuant to Section 9.02.
g.    The amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made to the Sullivan Center which are: (i) performed primarily to reduce operating expense costs or otherwise improve the operating efficiency of the Sullivan Center; or (ii) required to comply with any Laws that are enacted, or first interpreted to apply to the Sullivan Center, after the Effective Date of this Lease. The cost of capital improvements shall be amortized by Landlord over the Payback Period (defined below). “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement.
If Landlord incurs costs for the Sullivan Center, whether pursuant to a reciprocal easement agreement, common areas agreement, lease with a non-Office Area tenant or otherwise, a portion of such shared costs and expenses allocated to the Office Area, as reasonably determined by Landlord, shall be considered Expenses. Expenses shall not include: the cost of capital improvements (except as set forth in (g) of this Section 4.03); depreciation; interest; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Office Area, including brokerage commissions; lease concessions, including rental abatements and construction allowances, granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Office Area; fines, interest and penalties incurred due to the late payment of Taxes (defined in Section 4.04) or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Office Area under their respective leases.
If the Office Area is not fully occupied during any calendar year or if Landlord is not supplying services to the total rentable square footage of the office space of the Office Area at any time during a calendar year, Expenses shall, at Landlord's option, be determined as if the office space of the Office Area had been fully occupied and Landlord had been supplying services to the total rentable square footage of the office space of the Office Area during that calendar year. The extrapolation of Expenses under this Section shall be performed by appropriately adjusting the cost of those components of Expenses that are impacted by changes in the occupancy of the Office Area.
Section 4.04    Taxes Defined: “Taxes” shall mean:
a.    all real estate taxes and other assessments on the Sullivan Center, including, but not limited to, assessments for special improvement districts and building improvement districts, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Sullivan Center's share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement;
b.    all personal property or similar taxes for property that is used by Landlord in connection with the operation, maintenance and repair of the Sullivan Center; and
c.    all costs and fees incurred in connection with monitoring, controlling or seeking reductions in any tax liabilities described in (a) and (b) immediately above, including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities.
Without limitation, Taxes shall not include any income, capital levy, franchise, capital stock, gift, estate or inheritance tax. If at any time the method of taxation then prevailing shall be altered so that any new or additional tax, assessment, levy, imposition or charge or any part thereof shall be imposed upon Landlord in place or partly in place of Taxes or a contemplated increase in Taxes, or in addition to Taxes, and shall be measured by or be based in whole or in part upon the Building or any part of the Building or the rents or other income from the Building, then all such new taxes, assessments, levies, impositions or charges or part thereof, to the extent that they are so measured or based, shall be included in Taxes to the extent that such items would be payable if the Building were the only property of Landlord subject thereto and the income received by Landlord from the Building were the only income of Landlord. If a special assessment is payable in installments, Taxes for the year shall include only the amount of the installment and any interest due and payable during that year. For all other real estate taxes, Taxes for that year shall, at Landlord's election, include either the amount accrued, assessed or otherwise imposed for the year or the amount due and payable for that year, provided that Landlord's election shall be applied consistently throughout the Term. If a reduction in Taxes is obtained for any year of the Term, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment.
Section 4.05    Examination Rights: Tenant may, within ninety (90) days after receiving Landlord's statement of Expenses, give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord's records of the Expenses for the year in question. Within a reasonable time after receipt of the Review Notice, Landlord shall make available for inspection during normal business hours all pertinent records that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the office of the Sullivan Center, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records to the office of the Sullivan Center. Tenant must utilize either its own full-time, salaried employees or an independent certified public accountant (“CPA”) experienced in examining Expense records of mixed use buildings, which CPA shall be subject to Landlord's reasonable prior approval. If Tenant retains a CPA to review Landlord's records, the CPA shall not be compensated on a contingent fee basis. Upon receipt of the examination report, Tenant will deliver to Landlord a copy thereof and all accompanying data. Tenant shall be solely responsible for all costs, expenses and fees incurred for the examination. Within sixty (60) days after all of the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord's statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the sixty (60) day period or fails to provide Landlord with a Review Notice within the ninety (90) day period described above, Tenant shall be deemed to have irrevocably approved Landlord's statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant's Objection Notice. If Landlord and Tenant determine that Expenses for the year in questions are less than reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the year· in question are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. No examination shall cover a period of time in excess of the one calendar year immediately preceding the examination. The records reviewed by Tenant and results of the examination shall be treated as confidential by Tenant. Tenant will keep confidential all agreements involving the right to examine in this Section, any information gained in the examination and the results of any examination conducted hereunder, and shall cause the employees or CPA conducting said examination to keep such information confidential. Landlord may require Tenant and Tenant's agent to execute a so called “Confidentiality Letter”. In no event shall Tenant be permitted to examine Landlord's records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due and otherwise perform its obligations under this Lease.
Section 4.06    HVAC Charges: In addition to the electrical charges set forth in sections 10.01 and 10.02, Tenant shall pay charges for HV AC services for the premises as set forth in Exhibit F attached.
Section 4.07    Cap on Expenses: Notwithstanding anything to the contrary contained in this Lease, Tenant's obligation to pay Expenses (excluding costs for snow removal, insurance, utilities and other noncontrollable costs) shall:
(i) for the first calendar year following the Base Year, not exceed an amount equal to (a) one hundred five percent (105%) of the Expenses (excluding costs for snow removal, insurance,

utilities and other non-controllable costs) in the Base Year, minus (b) Expenses (excluding costs for snow removal, insurance, utilities and other non-controllable costs) in the Base Year; and
(ii) for the second calendar year following the Base Year, not exceed an amount equal to (a) one hundred five percent (105%) of one hundred five percent (105%) of the Expenses (excluding costs for snow removal, insurance, utilities and other non-controllable costs) in the Base Year, minus (b) Expenses (excluding costs for snow removal, insurance, utilities and other non-controllable costs) in the Base Year; and
(iii) for the third calendar year following the Base Year, not exceed an amount equal to (a) one hundred five percent (105%) of one hundred five percent (105%) of one hundred five percent (105%) of the Expenses (excluding costs for snow removal, insurance, utilities and other non-controllable costs) in the Base Year, minus (b) Expenses (excluding costs for snow removal, insurance, utilities and other non-controllable costs) in the Base Year; and
for each calendar year thereafter, Tenant's obligation to pay Expenses (excluding costs for snow removal, insurance, utilities and other non- controllable costs) shall be capped in the same manner as provided above.
For example, and assuming the following: actual Expenses (excluding snow removal, insurance, utilities, and other non-controllable costs) for the Base Year are $2.00 psf, and for the next three calendar years are: $2.08 psf; $2.16 psf; and $2.45 psf; then Tenant's Expenses obligation, and the corresponding caps for each calendar year would be as follows: (i) Base Year - $0.00 in Expenses and no cap; (ii) first calendar year following Base Year - $.08 psf/annum in Expenses and a cap of $.10 psf/annum (i.e. 105% of $2.00 psf = $2.10 psf minus $2.00 psf); (iii) second calendar year following Base Year - $.16 psf in Expenses and a cap of $.21 psf/annum (i.e. 105% of 105% of $2.00 psf = $2.21 psf minus $2.00 psf) ; and (iv) third calendar year following Base Year- $.32 psf in Expenses and a cap of $.32 psf/annum (i.e. 105% of 105% of 105% of $2.00 psf = $2.32 psf minus $2.00 psf).
In the event there is a conflict between the above language and the example or, an ambiguity in the above language, then the example shall control.
Article V.
Compliance with Laws; Use
The Premises shall be used only for the Permitted Use and for no other use whatsoever. Tenant shall not use or permit the use of the Premises for any purpose or in any manner which is illegal, dangerous to persons or property or which, in Landlord's reasonable opinion, disturbs any other tenants of the Sullivan Center or interferes with the operation of the Sullivan Center. Tenant shall comply with all Laws, including the Americans with Disabilities Act, regarding the operation of Tenant's business and the use, condition, configuration and occupancy of the Premises. Tenant, within 10 days after receipt, shall provide Landlord with copies of any notices it receives regarding a violation or alleged violation of any Laws. Tenant shall comply with the rules and regulations attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time and delivered to the Tenant in writing. Tenant shall also cause its agents, contractors, subcontractors, employees, customers, and subtenants to comply with all rules and regulations. Landlord shall not discriminate against Tenant in Landlord's enforcement of the rules and regulations.
Tenant shall have the right to access the Building on a 24/7/365 basis.

Article VI.
Security Deposit
Upon the execution of this Lease, Tenant shall deliver to Landlord an irrevocable and unconditional standby letter of credit in the amount of $1,750,000.00 (the “Letter of Credit”). The Letter of Credit shall be issued by a financial institution and shall be in a form and substance that is reasonably acceptable to Landlord. The Letter of Credit shall provide in part: that it will not be canceled prior to the issuer of the Letter of Credit giving the Landlord no less than thirty (30) days' prior written notice; that in the event that the Letter of Credit has not been renewed at least thirty (30) days prior to its expiration date that the Landlord may draw upon the Letter of Credit at any time prior to its termination. Provided Tenant is not in default of the Lease, Tenant shall have the right to maintain/reduce the Letter of Credit so that it reflects the following amounts during the following time periods:

25th through 36th month	$1,458,334.00
37th through 48th month	$1,166,668.00
49th through 60th month	$875,002.00
61st through 72nd month	$583,336.00
73rd through 84th month	$291,670.00
The Letter of Credit is not an advance payment of Rent or a measure of Tenant's liability for damages. Landlord may, from time to time, without prejudice to any other remedy, apply all or a portion of the Letter of Credit to satisfy past due Rent or to cure any uncured default by Tenant. If Landlord so applies the Letter of Credit, Tenant shall on demand restore the Letter of Credit to its original amount. Landlord shall return the Letter of Credit to Tenant within 45 days after the determination of Tenant's Expense Adjustment and Tax Adjustment for the calendar year of the Term in which 841 h month of the Term occurs. If Landlord transfers its interest in the Premises, Landlord may assign the Letter of Credit to the transferee and, following the assignment, Landlord shall have no further liability for the return of the Letter of Credit.
Article VII.
Services
Section 7.01    Services Furnished By Landlord: Landlord shall furnish Tenant with the following services:
a.    Water service for use in the lavatories on each floor on which the Premises are located;
b.    Heat and air conditioning in season during Normal Business Hours, at such temperatures and in such amounts as are standard for comparable buildings or as required by governmental authority. Tenant, upon such advance notice as is reasonably required by Landlord, shall have the right to receive HV AC service during hours other than Normal Business Hours. Tenant shall pay Landlord's charge for the additional service as reasonably determined by Landlord from time to time;
c.    Maintenance and repair of the Office Area as described in Section 9.02;
d.    Janitor service for Common Areas on Business Days. Janitor service for the Premises on Business Days. If Tenant's use, floor covering or other improvements require special services in excess of the standard services for the Office Area, Tenant shall pay separately the additional cost attributable to any other janitorial services;
e.    Elevator service;

f.    Electricity to the Premises for general office use, in accordance with and subject to the terms and conditions in Article X; and
g.    such other services as are reasonably necessary or appropriate for the proper operation of the Office Area.
Section 7.02    Failure to Provide: Landlord's failure to furnish, or any interruption or termination of, services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, or the occurrence of any event or cause beyond the reasonable control of Landlord to provide water, gas, electricity, and other utilities furnished to or consumed in the Building (a “Service Failure”) shall not render Landlord liable to Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if the Premises, or a material portion of the Premises, is rendered untenantable for a period in excess of five (5) consecutive Business Days as a result of a Service Failure caused by Landlord, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the sixth (6th) consecutive Business Day of the Service Failure and ending on the day the service has been restored. If the entire Premises has not been rendered untenantable by the Service Failure, the amount of abatement that Tenant is entitled to receive shall be prorated based upon the percentage of the Premises rendered untenantable and not used by Tenant. In no event, however, shall Landlord be liable to Tenant for any loss or damage, including the theft of Tenant's Property (defined in Article XV), arising out of or in connection with the failure of any security services, personnel or equipment. If the entire Premises have been rendered untenantable by a Service Failure that continues for more than thirty (30) days, and the Service Failure has been caused by the Landlord, the Tenant shall have the immediate right to terminate this Lease.
Article VIII.
Leasehold Improvements/Allowance
Section 8.01    Leasehold Improvements. All improvements constructed by Tenant in the Premises (collectively, “Leasehold Improvements” or “Tenant's Work”) shall be owned by Landlord and shall remain upon the Premises without compensation to Tenant. However, Landlord, by written notice to Tenant given within sixty (60) days of the date the Leasehold Improvements are installed, may require Tenant to remove any Leasehold Improvements that are provided by or for the benefit of Tenant and Landlord determines Tenant shall remove (collectively referred to as “Required Removables”). Without limitation, it is agreed that Required Removables may include internal stairways, demountable partitions, raised floors, floor reinforcements, vaults, rolling file systems and structural alterations and modifications of any type, special fire suppression systems and equipment. The Required Removables designated by Landlord shall be removed by Tenant before the Termination Date. Tenant's possession of the Premises shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Rent on a per diem basis at the rate in effect for the last month of the Term. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to remove any Required Removables or perform related repairs in a timely manner, Landlord, at Tenant's expense, may remove and dispose of the Required Removables and perform the required repairs. Notwithstanding the foregoing, Tenant, at the time it requests approval for a proposed Alteration (defined in Section 9.03), may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration will be designated as a Required Removable. Within ten (10) Business Days after receipt of Tenant's request, Landlord shall advise Tenant in writing as to which portions of the Alteration, if any, will constitute Required Removables. Landlord represents to Tenant that there is asbestos (“ACM”) in the ceiling of the Premises and unless same is required to be removed by applicable environmental Law, shall remain in the Premises. If applicable environmental Law requires that said ACM be removed as a result of Tenant's

Work, or if Tenant's Work disturbs any ACM in the Center and as a result, the ACM must be removed pursuant to applicable Laws, Tenant shall remove same as part of Tenant's Work and in conformance with applicable environmental Law. In the event that any other tenant in the Center performs work to its space that disturbs ACM within the Premises, Landlord will cause said tenant to comply with applicable laws with regard to the removal of said ACM within the Premises.
Section 8.02    Tenant's Work Plans. Prior to starting an Tenant's Work, Tenant shall furnish Landlord with plans and specifications reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Sullivan Center systems); copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Tenant covenants and agrees to competitively bid the general contractor who will perform Tenant's Work. Tenant shall have the right to use the Building's freight elevators for hoisting of Tenant's Work materials on a 24/7/365 basis so long as Tenant first schedules its use of same with Landlord. Tenant shall also have the right to use the Buildings loading dock during such times as Tenant may schedule with Landlord and at the cost Landlord customarily charges for the use of the dock. Changes to the plans and specifications must also be submitted to Landlord for its approval. Tenant's Work shall be constructed in accordance with all Laws and in a good and workmanlike manner using new materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Office Area. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Office Area and, to the extent reasonably necessary to avoid disruption to the occupants of the Office Area, shall have the right to designate the time when Tenant's Work may be performed. If Landlord believes it is necessary for a structural engineer to review Tenant's plans, Landlord shall have the right to do so, at Tenant's cost. Tenant shall assure that the Tenant's Work comply with all insurance requirements and Laws. Landlord's approval of Tenant's Work shall not be a representation or warranty by Landlord that Tenant's Work complies with applicable Laws or will be adequate for Tenant's use.
Section 8.03    Allowance. So long as Tenant is not in default of this Lease, and subject to the limitations described in the next following paragraph, Landlord shall pay to Tenant's contractors and materialmen, as a “Construction Allowance” an amount up to $5,258,025.00 ($75.00 psf) to be used for planning, architectural/engineering fees, demolition, Tenant's Work construction costs, and construction management/oversight fees, furniture, fixtures and equipment expenses and moving expenses (collectively, the “Actual Construction Costs”), which said amount shall be paid directly to Tenant's contractors and materialmen within thirty (30) days of the last to occur of all of the following: (a) all Tenant's Work performed by Tenant in the Premises shall have been substantially completed in accordance with the provisions of the Exhibits of this Lease and Tenant's plans and specifications; (b) Tenant shall have furnished Landlord a standard sworn “owners” statement /affidavit for Tenant's Work, (c)Tenant shall• have furnished Landlord a stai1dard sworn “general contractor's” statement /affidavit for Tenant's Work; (d) Tenant shall have furnished to Landlord final lien waivers from all general contractors, subcontractors and materialmen who supplied services or material as part of Tenant's Work; (e) Tenant shall have provided Landlord with a copy of the certificate of occupancy (or its equivalent) for the Premises issued by the appropriate governmental entity; and (f) Tenant shall have provided Landlord with “as-built” plans of Tenant's Work on a CD in Autocad format.
Tenant shall have the right to request that Landlord pay Tenant's contractors and materialmen a portion of the Construction Allowance monthly provided that Tenant complies with the provisions of subsections (b), (c) and (d) above (provided that to satisfy this subsection [d], Tenant shall furnish Landlord partial lien waivers from all general contractors, subcontractors and materialmen who supplied services or material as part of Tenant's Work) and the amount Tenant's Work actually completed and installed in the Premises, for which payment is requested, is more than the amount of the Construction Allowance requested; and provided further that Tenant complies with subsections (a) through (f) above with regard to the final portion of the Construction Allowance.
Tenant and Landlord shall establish a standard construction escrow at the office of the Landlord's title insurance company (the “Construction Escrow”) for the purpose of Landlord funding the Construction Allowance and Tenant paying the cost of Tenant's Work. Landlord and Tenant shall comply with the provisions of the Construction Escrow, and Tenant shall pay 100% of the cost of same. All payments for Tenant's Work shall be funded through the Construction Escrow. Unless required by Landlord's lenders or equity partners, the Construction Escrow will not require (i) that the title company issue date down mechanic lien endorsements every time part of the Construction Allowance is funded or (ii) that there be an inspecting architect who approves every draw; provided that if (i) and/or (ii) aforesaid is required, same shall be at Tenant's cost.
Notwithstanding anything to the contrary contained herein, the Tenant shall use no more than the following amounts of the Construction Allowance toward the following Actual Construction Costs: (i) $788,703 for construction management/oversight fees; and (ii) $1,402,140 for furniture, fixtures and equipment expenses and moving expenses.
Prior to beginning construction of Tenant's Work, Tenant shall provide Landlord with a budget showing the anticipated cost of Tenant's Work. If the budget for Tenant's Work indicates that the cost of Tenant's Work exceeds the amount of the Construction Allowance, before Landlord is obligated to fund any part of the Construction Allowance, Tenant shall, using its own funds, pay for the cost of that part of Tenant's Work that is in excess of the Construction Allowance and Tenant's payment of same, through the Construction Escrow, shall be a condition to Landlord's obligation to pay the Construction Allowance.
Article IX.
Repairs, Alterations and Cleaning
Section 9.01    Tenant's Repair Obligations: Tenant shall, at its sole cost and expense, promptly perform all maintenance and repairs to the Premises that are not Landlord's express responsibility under this Lease, and shall keep the Premises in good condition and repair, reasonable wear and tear and casualty loss excepted. Tenant's repair obligations include, without limitation, repairs to:
a.    floor and wall coverings;
b.    interior partitions;
c.    doors, door locks, hinges, and door frames;
d.    the interior side of demising walls;
e.    electronic, phone and data cabling and related equipment including conduit (collectively, “Cable”) that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building;
f.    supplemental air conditioning units, private showers and kitchens, including hot water heaters, plumbing, and similar facilities serving Tenant exclusively; and
g.    Alterations performed by contractors retained by Tenant, including related HV AC balancing. All work shall be performed in accordance with the rules and procedures described in Section 9.03 below.

If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in case of emergency), Landlord may make the repairs, and Tenant shall pay the reasonable charges of Landlord for the repairs within 30 days after receipt of an invoice, together with an administrative charge in an amount equal to five percent of the cost of the repairs.
Section 9.02    Landlord's Repair Obligations: Landlord shall, as an Expense, keep and maintain in good repair and working order and make repairs to and perform maintenance upon:
a.    the foundations and structural elements of the Sullivan Center;
b.    mechanical (including HV AC, but excluding supplemental HV AC equipment and systems), electrical, plumbing and fire/life safety systems serving the Office Area in general;
c.    Common Areas;
d.    the roof of the Sullivan Center;
e.    exterior windows of the Office Area; and
f.    elevators serving the Office Area.
Upon receiving notice of the need for repairs, Landlord shall promptly make repairs (considering the nature and urgency of the repair) for which Landlord is responsible.
Section 9.03    Alterations: Tenant shall not make alterations, additions or improvements to the Premises or install any Cable in the Premises or other portions of the Sullivan Center (collectively refeiTed to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld, conditioned, or delayed. However, Landlord's consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”):
a.    is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting;
b.    is not visible from the exterior of the Premises or Sullivan Center;
c.    will not affect the systems or structure of the Sullivan Center; and
d.    does not require work to be performed inside the walls or above the ceiling or on the floor of the Premises.
However, even when consent is not required, the performance of Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications (except for Cosmetic Alterations) reasonably acceptable to Landlord; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Sullivan Center systems); copies of contracts; necessary permits and approvals; evidence of contractor's and subcontractor's insurance in amounts reasonably required by Landlord; and any security for performance that is reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using new materials of a quality that is at least equal to the quality designated by Landlord as the minimum standard for the Office Area. Landlord may designate reasonable rules, regulations and procedures for the performance of work in the Office Area and, to the extent reasonably necessary to avoid disruption to the occupants of the Office Area, shall have the right to designate the time when Alterations may be performed. Tenant shall reimburse Landlord within 30 days after receipt of an invoice for sums paid by Landlord for third party examination of Tenant's plans for non-Cosmetic Alterations. Upon completion, Tenant shall furnish “as-built” plans (except for Cosmetic Alterations), completion affidavits, full and final waivers of lien and receipted bills covering all labor and materials. Tenant shall assure that the Alterations comply with all insurance requirements and Laws. Landlord's approval of an Alteration shall not be a representation or warranty by Landlord that the Alteration complies with applicable Laws or will be adequate for Tenant's use.
Article X.
Electrical Services
Section 10.01    Standard Usage Billing: Electricity used by Tenant in the Premises shall be paid for by Tenant by either:
a.    By a separate charge payable by Tenant to Landlord within 30 days after billing by Landlord or by separate charge billed by the applicable utility company and payable directly by Tenant. Initially, electrical service to the Premises will be supplied through existing electrical components and may, during the Term, be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several different components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Office Area and Premises with other properties and buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity; provided that in no event shall the cost of electricity exceed the prevailing rates in the area in which the Building is located; or
b.    By direct billing by the public utility.
Section 10.02    Excess Electrical Use: Tenant's use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Normal Business Hours or overall load, that which Landlord deems to be standard for the Office Area. If Tenant requests permission to consume excess electrical service, Landlord may refuse to consent or may condition consent upon conditions that Landlord reasonably elects (including, without limitation, the installation of utility service upgrades, meters, submeters, air handlers or cooling units), and the additional usage (to the extent permitted by Law), installation and maintenance costs shall be paid by Tenant. Landlord shall have the right to separately meter electrical usage for the Premises and to measure electrical usage by survey or other commonly accepted methods.
Article XI.
Entry by Landlord
Landlord, its agents, contractors and representatives may enter the Premises to inspect or show the Premises, to clean and make repairs, alterations or additions to the Premises, and to conduct or facilitate repairs, alterations or additions to any portion of the Sullivan Center, including other tenants' premises. Except in emergencies or to provide janitorial and other Sullivan Center services after Normal Business Hours, Landlord shall provide Tenant with reasonable prior notice of entry into the Premises, which may be given orally. If reasonably necessary for the protection and safety of Tenant and its employees, Landlord shall have the right to temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Normal Business Hours. Entry by Landlord shall not constitute constructive eviction or entitle Tenant to an abatement or reduction of Rent.

Article XII.
Assignment and Subletting
Section 12.01    Consent Required: Except with respect to a Permitted Transfer (defined in Section 12.05. below), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably conditioned, delayed, or withheld if Landlord does not elect to exercise its termination rights under Section 12.02 following. Without limitation, it is agreed that Landlord's consent shall not be considered unreasonably withheld if:
a.    the proposed transferee's financial condition does not meet the criteria Landlord uses to select Office Area tenants having similar leasehold obligations or in Landlord's reasonable opinion is not of good reputation;
b.    the proposed transferee's business is not suitable for the Sullivan Center considering the business of the other tenants and the Sullivan Center's prestige, or would result in a violation of another tenant's rights;
c.    the proposed transferee is a governmental agency;
d.    Tenant is not in full compliance with any of the terms in this Lease; or
e.    any portion of the Sullivan Center or Premises would likely become subject to additional or different Laws as a consequence of the proposed Transfer.
Tenant shall not be entitled to receive monetary damages based upon a claim that Landlord unreasonably withheld its consent to a proposed Transfer and Tenant's sole remedy shall be an action to enforce any such provision through specific performance or declaratory judgment. Any attempted Transfer in violation of this Article shall, at Landlord's option, be void. Consel1t by Landlord to one or more Transfer(s) shall not operate as a waiver of Landlord's rights to approve any subsequent Transfers. In no event shall any Transfer or Permitted Transfer release or relieve Tenant from any obligation under this Lease.
Section 12.02    Request for Consent: As part of its request for Landlord's consent to a Transfer, Tenant shall provide Landlord with financial statements (in form, substance and certified to be accurate as may be reasonably required by Landlord) for the proposed transferee, a complete copy of the proposed assignment, sublease and other contractual documents and such other information including credit and reputation references as Landlord may reasonably request. Landlord shall, by written notice to Tenant within 30 days of its receipt of the required information and documentation, either:
a.    consent to the Transfer by the execution of consent agreement in a form reasonably designated by Landlord; or
b.    reasonably refuse to consent to the Transfer in writing; or
c.    except in the case of a Permitted Transfer, exercise its right to terminate this Lease with respect to the portion of the Premises that Tenant is proposing to assign or sublet. Any such termination shall be effective on the proposed effective date of the Transfer for which Tenant requested consent.
Notwithstanding Landlord's failure to consent to a transfer, Tenant shall pay Landlord concurrently with tenant's request for consent, a non-refundable review fee of $750.00 for Landlord's review of any Permitted Transfer or requested Transfer, provided if Landlord's actual reasonable costs and expenses

(including reasonable attorney's fees) exceed $750.00, Tenant shall reimburse Landlord for its actual reasonable costs and expenses in lieu of a fixed review fee.
Section 12.03    Economic Benefits: In the event Landlord consents to a Transfer, Tenant shall pay Landlord 50% of all rent which Tenant receives as a result of a Transfer that is in excess of the Rent payable by Tenant to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord's share of any excess within five (5) days after Tenant's receipt of such excess consideration. Tenant may deduct from the excess all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer (other than Landlord's review fee), including brokerage fees, legal fees and construction costs. If Tenant is in Monetary Default (defined in Section 14.01 below), Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of any payments received (less Landlord's share of any excess).
Section 12.04    Other Transfers: Except as provided below with respect to a Permitted Transfer, if Tenant is a corporation, limited liability company, partnership, or similar entity, and if the entity which owns or controls a majority of the voting shares/rights at any time changes for any reason (including but not limited to a merger, consolidation or reorganization), such change of ownership or control shall constitute a Transfer. The foregoing shall not apply if Tenant or Tenant's guarantor, if any, is an entity whose outstanding stock is listed on a recognized security exchange.
Section 12.05    Permitted Transfers: Tenant may assign its entire interest under this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”):
a.    Tenant is in compliance with all of the terms of this Lease;
b.    Tenant's successor shall own and control all or substantially all of the assets of Tenant;
c.    Tenant's successor shall have a net worth which is at least equal to the greater of Tenant's net worth at the Effective Date of this Lease or Tenant's net worth as of the day prior to the proposed purchase, merger, consolidation or reorganization;
d.    the use by Tenant's successor is identical to the Permitted Use; and
e.    Tenant shall give Landlord written notice of the purchase, merger, consolidation or reorganization. Tenant's notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant's successor shall sign a commercially reasonable form of assumption agreement; and
f.    Tenant shall remain liable to perform Tenant's obligations under this Lease.
Article XIII.
Liens
Tenant shall not permit mechanic's or other liens to be placed upon the Sullivan Center, the Premises or Tenant's leasehold interest in connection with any work or service done or purportedly done by or for benefit of Tenant. If a lien is so placed, Tenant shall, within 20 days of notice from Landlord of the filing of the lien, fully discharge the lien by settling the claim which resulted in the lien or by bonding or insuring over the lien in a manner satisfactory to Landlord and its mortgagee or discharged in the manner prescribed by the applicable lien law. If Tenant fails to discharge the lien, then, in addition to any other right or remedy of Landlord, Landlord may bond or insure over the lien or otherwise discharge the lien. Tenant shall reimburse Landlord for any costs incurred by Landlord to bond or insure over the lien or discharge the lien, including, without limitation, reasonable attorneys' fees (if and to the extent permitted by Law) within five (5) days after receipt of an invoice from Landlord.
Article XIV.
Indemnity and Waiver of Claims
Section 14.01    Tenant Indemnification: Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties (defined below), Tenant shall indemnity, defend and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagee(s) (defined in Section 16.01) attorneys and agents and any trustees, members, managers, principals, beneficiaries, partners, officers, directors, employees, attorneys and agents of any of the foregoing and their respective successors and assigns, including without limitation, One South State Propco, L.L.C.; One South State Street, L.L.C.; One South State Street Investors, L.L.C.; One South State Street Developer LLC; One South State Street Land Co., Inc.; UBS Real Estate Securities Inc.; New Heights Sullivan LLC; WRT One South State Lender, L.P.; WRT-Elad One South State Equity, L.P.; The Sherwin-Williams Company; Joseph Freed and Associates LLC; and the partners, officers, directors, members, managers, agents and employees of all of the foregoing and any successor or assignee thereof and of any member of such partners, members, managers, officers, agents and employees and any successor or assignee thereof (“Landlord Related Parties”) harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties and arising out of any third party personal injury and third party personal property damage claim occurring in the Premises as a result of any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties (defined below) or any of Tenant's transferees, contractors or licensees. Nothing contained in this Section shall be deemed to require Tenant to indemnify Landlord to the extent such indemnity is prohibited by law or to the extent the liability, injury, loss, cost, damage or expense arises out of the gross negligence or intentional misconduct of Landlord.
Section 14.02    Landlord Indemnification: Except to the extent caused by the negligence or willful misconduct of Tenant or any Tenant Related Parties (defined below), Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, attorneys, and agents (“Tenant Related Parties”) harmless against and from all third party personal injury and third party personal property liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys' fees and other professional fees (if and to the extent permitted by Law), which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties and arising out of or in connection with the acts or omissions (including violations of Law) of Landlord, the Landlord Related Parties or any of Landlord's contractors. Nothing contained in this Section shall be deemed to require Landlord to indemnify Tenant to the extent such indemnity is prohibited by law or to the extent the liability, injury, loss, cost, damage or expense arises out of the gross negligence or intentional misconduct of Tenant.
Section 14.03    Exculpation: To the extent permitted by law, Landlord and the Landlord Related Parties shall not be liable for, and Tenant waives, all claims for loss or damage to Tenant's business or loss, theft or damage to Tenant's Property or the property of any person claiming by, through or under Tenant resulting from wind or weather, the failure of any sprinkler, heating or air-conditioning equipment, any electric wiring or any gas, water or steam pipes, the backing up of any sewer pipe or downspout, the bursting, leaking or running of any tank, water closet, drain or other pipe, water, snow or ice upon or coming through the roof, skylight, stairs, doorways, windows, walks or any other place upon or near the

Building, any act or omission of any party other than Landlord or Landlord Related Parties, and any causes not reasonably within the control of Landlord. Tenant shall insure itself against such losses under Article XV below.
Article XV.
Insurance
Section 15.01    Tenant's Insurance: Tenant shall procure and maintain the following insurance, all of which coverages shall be primary and non-contributory, (“Tenant's Insurance”), at its sole cost and expense:
a.    Commercial General Liability Insurance with coverage for premises/operations, products/completed operations, contractual liability (insuring the indemnity contained in Section 14.01) and personal/advertising injury, against all claims, demands, or actions for injury, death and property damage in amounts which are from time to time acceptable to Landlord, but not less than $5,000,000 per occurrence and $5,000,000 per location general aggregate for injury or death to one or more persons, and for property damage, plus a minimum of $3,000,000 “umbrella” or “excess” liability insurance per occurrence and per location general aggregate;
b.    Special Form causes of loss (“All Risk”) Property and Business Interruption Insurance, including flood and earthquake coverages, written at full replacement cost value and with a replacement cost endorsement covering all of Tenant's personal prope1iy including without limitation Tenant's trade fixtures, equipment, furniture, floor and wall coverings and other personal property in or about the Premises (“Tenant's Property”);
c.    Workers' Compensation Insurance as required by the state in which the Premises is located and in amounts as may be required by applicable statute, including waiver of the insurer's right to recover against any of the additional insureds set forth in Section 15.01(e); and
d.    Employers Liability Coverage of at least $1,000,000.00 per occurrence.
e.    Any company writing any of Tenant's Insurance shall have a policyholder's rating of not less than “A Class X” as set forth in the then most current edition of A.M Best Company Rating Guide. All Commercial General Liability Insurance policies shall name Tenant as a named insured and Landlord (or any successor), Landlord Related Parties, Landlord's property manager, and their respective members, principals, beneficiaries, partners, officers, directors, employees, and agents, and other designees of Landlord as the interest of such designees shall appear, as additional insureds. All policies of Tenant's Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days' advance written notice of any change, cancellation, termination or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant's Insurance prior to the earlier to occur of the Commencement Date or the elate Tenant is provided with possession of the Premises for any reason, and upon renewals at least 15 clays prior to the expiration of the insurance coverage. Notwithstanding anything contained in this Lease to the contrary, if Tenant fails to comply with the requirements of this Section within five (5) clays after notice from Landlord, Landlord may obtain such insurance and keep the same in effect, and Tenant shall pay the cost of the premiums of such insurance to Landlord upon demand as additional Rent.
Section 15.02    Landlord’s Insurance Requirements: During the Term, Landlord shall carry or cause to be carried with companies, on terms satisfactory to Landlord (i) liability insurance pertaining to the Office Area, but not less than $2,000,000 each occurrence and $2,000,000 general aggregate for injury or death to one or more persons, and for property damage for each occurrence (ii) insurance against loss or damage by fire and such other risks for 100% of the replacement cost, including a vandalism and miscellaneous mischief endorsement, and rent protection insurance, and (iii) such other insurance as Landlord may deem appropriate. In the event the liability insurance carried by Landlord contains a deductible or self-insurance retention program, the costs paid by the Landlord in connection with such deductible or self-insurance retention program, including reasonable reserves, shall be deemed a part of the cost of liability insurance. The cost of insurance procured by Landlord under this Section 15.02 shall be included in Expenses.
Section 15.03    Insurance Not in Lieu of Obligation: Except as specifically provided to the contrary, the limits of either party's insurance shall not limit such party's liability under this Lease.
Article XVI.
Waiver of Subrogation
Notwithstanding any provision in this Lease to the contrary, Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claim, action or causes of action against the other and their respective trustees, principals, beneficiaries, partners, members, officers, directors, agents, and employees, for any loss or damage that may occur to Landlord or Tenant or any party claiming by, through or under Landlord or Tenant, as the case may be, with respect to Tenant's Property, the Building, the Premises, Sullivan Center any additions or improvements to the Building, Premises, Sullivan Center, or any contents thereof, including all rights of recovery, claims, actions or causes of action arising out of the negligence of Landlord or any Landlord Related Parties or the negligence of Tenant or any Tenant Related Parties, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance; provided that such waiver shall not extend to any deductibles under either party's insurance and each party shall remain entitled to reimbursement from the other with respect thereto to the extent of its negligence or misconduct.
Article XVII.
Casualty Damage
Section 17.01 Landlord's Termination Rights: If all or any part of the Premises is damaged by fire or other casualty, Tenant shall immediately notify Landlord in writing. During any period of time that all or a material portion of the Premises is rendered untenantable as a result of a fire or other casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant. Landlord shall have the right to terminate this Lease if:
a.    the Building or any part of Sullivan Center shall be damaged so that substantial alteration or reconstruction of the Building or other part of Sullivan Center shall be required (whether or not the Premises has been damaged);
b.    Landlord is not permitted by Law to rebuild the Building or any other building in Sullivan Center so damaged in substantially the same form as existed before the fire or casualty;
c.    the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the casualty (excluding any unexercised options to extend); or
any Mortgagee requires that insurance proceeds be applied to the payment of the mortgage debt.
Landlord may exercise its right to terminate this Lease by notifying Tenant in writing within 60 days after the date of the casualty.

If Landlord does not terminate this Lease, Landlord shall commence and proceed with reasonable diligence to repair and restore the Building and the Leasehold Improvements to the extent covered by Landlord's insurance (excluding any Alterations that were performed by Tenant in violation of this Lease); provided that, if Landlord has reasonably determined the casualty was if the fire or casualty was caused by the negligence or intentional misconduct of Tenant, Tenant Related Parties or any of Tenant's transferees, contractors or licensees or invitees, Landlord's restoration of Leasehold Improvements may be conditioned upon receipt from Tenant of payment of any deductible. However, in no event shall Landlord be required to spend more than the insurance proceeds received by Landlord. Landlord shall not be liable for any loss or damage to Tenant's Property or to the business of Tenant resulting in any way from the fire or other casualty or from the repair and restoration of the damage. Landlord and Tenant hereby waive the provisions of any Law relating to the matters addressed in this Article, and agree that their respective rights for damage to or destruction of the Premises shall be those specifically provided in this Lease.
Section 17.02    Repairs and Restorations; Termination Right: If all or any portion of the Premises shall be made untenantable by fire or other casualty, Landlord shall, with reasonable promptness, cause an architect or general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required to substantially complete the repair and restoration of the Premises and make the Premises tenantable, using standard working methods (“Completion Estimate”). If the Completion Estimate indicates that the Premises cannot be made tenantable within 270 days from the date the repair and restoration is started, then regardless of anything in Section 17.01 above to the contrary, Landlord shall have the right to terminate this Lease by giving written notice to Tenant of such election within 90 days after receipt of the Completion Estimate.
In the event Landlord is required, or elects to rebuild as provided for above, and fails to complete same within 270 days from the date the repair and restoration is started, then Tenant shall have the right to terminate this Lease upon giving the Landlord at least thirty (30) days written notice of such election, which notice must be given to Landlord no earlier than 270 days from the date the repair and restoration is started and no later than 360 days from the date the repair and restoration is started. If Landlord fails to substantially complete such rebuilding before the expiration of said thirty (30) days, then this Lease shall terminate as of the thi1tieth (30th) day and neither party shall have any obligation to the other hereunder.
Article XVIII.
Condemnation
Either party may terminate this Lease if the whole or any material part of the Premises shall be taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Office Area or Sullivan Center which would result in the remainder of the Office Area or Sullivan Center unsuitable for use similar to the use prior to the Taking. In order to exercise its right to terminate the Lease, Landlord or Tenant, as the case may be, must provide written notice of termination to the other within 45 days of the Taking. Any such termination shall be effective as of the date the physical taking occurs. If this Lease is not terminated, the Rentable Square Footage of the Sullivan Center, the Rentable Square Footage of the Office Area, the Rentable Square Footage of the Premises and Tenant's Proportionate Share(s) shall, if applicable, be appropriately adjusted. In addition, Rent for any portion of the Premises taken or condemned shall be abated during the unexpired Term of this Lease effective when the physical taking of the portion of the Premises occurs. All compensation awarded for a Taking, or sale proceeds, shall be the property of Landlord, any right to receive compensation or proceeds being expressly waived by Tenant. However, Tenant may file a separate claim at its sole cost and expense for Tenant's Property and Tenant's reasonable relocation expenses, provided the filing of the claim does not diminish the award which would otherwise be receivable by Landlord.

Article XIX.
Events of Default
Tenant shall be considered to be in default of this Lease upon the occurrence of any of the following events of default:
Section 19.01    Monetary Default: Tenant's failure to pay when due all or any portion of Rent, if the failure continues for five (5) days after written notice to Tenant (“Monetary Default”) provided, however, no such notice shall be required if Tenant shall fail to pay Rent when due more than two (2) times in any twelve (12) consecutive calendar months.
Section 19.02    Non-Monetary Default: Tenant's failure (other than a Monetary Default) to comply with any terms, covenants, conditions, and agreements of this Lease to be formed or observed by Tenant, if such failure is not cured within thirty (30) days after written notice to Tenant. However, if Tenant's failure to comply cannot reasonably be cured within thirty (30) days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as:
a.    Tenant commences to cure the failure within thirty (30) days, and
b.    Tenant diligently pursues a course of action that will cure the failure and bring Tenant back into compliance with the Lease within the reasonable additional period (not to exceed 60 days).
However, if Tenant's failure to comply creates a hazardous condition, the failure must be cured immediately upon notice to Tenant. In addition, if Landlord provides Tenant with notice of Tenant's failure to comply with any particular term, provision or covenant of the Lease on two (2) occasions during any 12 month period, Tenant's subsequent violation of such ·term, provision or covenant shall, at Landlord's option, be an incurable event of default by Tenant.
Section 19.03    Insolvency: Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts when due.
Section 19.04    Receiver; Levy: A receiver or similar officer is appointed for the business, property, affairs or revenues of Tenant or Guarantor, if any; or Tenant's interest in this Lease is levied upon under execution or other process of law in any action against Tenant.
Section 19.05    Loss of Leasehold: The leasehold estate is taken by process or operation of Law.
Section 19.06    Vacation; Abandonment: Tenant vacates or abandons the Premises.
Section 19.07    Liens: Tenant permits a mechanic's lien or claim for lien to be filed against the Center or the Building and Tenant fails to comply with the provisions of Article XIII.
Section 19.08    Related Default: Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord, including, without limitation, any lease or agreement for parking.

Article XX.
Remedies
Section 20.01    Landlord's Rights: Upon any default, Landlord shall have the right without further notice or demand (except as provided in Article XIX) to pursue any of its rights and remedies at Law or in equity, including any one or more of the following remedies:
a.    Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord may, in compliance with applicable Law and without prejudice to any other right or remedy, enter upon and take possession of the Premises and expel and remove Tenant, Tenant's Property and any party occupying all or any part of the Premises. Tenant shall pay Landlord on demand the amount of all past due Rent and other losses and damages which Landlord may suffer as a result of Tenant's default, whether by Landlord's inability to relet the Premises on reasonably satisfactory terms or otherwise, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting for reduced Rent or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, reasonable legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.
b.    Terminate Tenant's right to possession of the Premises without terminating the Lease, and, in compliance with applicable Law, expel and remove Tenant, Tenant's Property and any parties occupying all or any part of the Premises. Landlord shall in compliance with applicable Law relet all or any part of the Premises, without notice to Tenant, for a term that may be greater or less than the balance of the Term and on such conditions (which may include concessions, free rent and alterations of the Premises) and for such uses as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. Landlord shall not be responsible or liable for the failure to relet all or any part of the Premises or for the failure to collect any Rent. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease unless a written notice of termination is given to Tenant.
c.     In lieu of calculating damages under Sections 20.01a or 20.01b above, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant's right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the Prime Rate (defined in Section 20.02 below) then in effect, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.
d.    Landlord may, but shall not be obligated to, cure the Tenant's default at any time with or without notice and without waiving or releasing Tenant from any of its obligations with respect to such default. The cost incurred by Landlord in curing the default, plus an administrative charge of ten percent together with interest thereon at the rate set forth in Section 20.03 from the date such cost was incurred by Landlord, shall be payable by Tenant to Landlord on demand.
Section 20.02    Reentry: Unless expressly provided in this Lease, the repossession or reentering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under the Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

Section 20.03    Default Interest: If Landlord declares Tenant to be in default, Landlord shall be entitled to receive interest on any unpaid Rent at a rate equal to the Prime Rate plus 4%, but in no event more than the highest rate which may be legally charged by Landlord. For purposes hereof, the “Prime Rate” shall be the per annum interest rate publicly announced as its prime or base rate by a federally insured bank selected by Landlord doing business in the State of Illinois. Forbearance by Landlord to enforce one or more remedies shall not constitute a waiver of any default.
Article XXI.
Limitation of Liability
NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) TO TENANT SHALL BE LIMITED TO THE INTEREST OF LANDLORD IN THE BUILDING. TENANT SHALL LOOK SOLELY TO LANDLORD'S INTEREST IN THE BUILDING FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY. AT LEAST 10 BUSINESS DAYS BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) (DEFINED IN ARTICLE XXVI BELOW) WHICH HOLD MORTGAGES (DEFINED IN ARTICLE XXVI BELOW) ON THE BUILDING OR PREMISES, NOTICE AND SHALL GIVE A REASONABLE TIME TO CURE THE ALLEGED DEFAULT.
Article XXII.
No Waiver
Either party's failure to declare a default immediately upon its occurrence, or delay in taking action for a default shall not constitute a waiver of the default, nor shall it constitute an estoppel. Either party's failure to enforce its rights for a .default shall not constitute a waiver of its rights regarding any subsequent default. No express consent or waiver by a party shall affect any breach of any covenant, condition or duty of the other patty other than that specified in the waiver or consent and then only for the time and to the extent stated in the waiver or consent. Receipt by Landlord of Tenant's keys to the Premises shall not constitute an acceptance or surrender of the Premises.
Article XXIII.
Quiet Enjoyment
Tenant shall, and may peacefully have, hold and enjoy the Premises free from interruption by or through Landlord, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building, and shall not be a personal covenant of Landlord or the Landlord Related Parties.
Article XXIV.
Relocation
Landlord shall have no right to relocate Tenant before or during the Term.
Article XXV.
Holding Over
If Tenant fails to surrender the Premises at the expiration or earlier termination of this Lease, occupancy of the Premises after the termination or expiration shall be that of a tenancy at sufferance.

Tenant's occupancy of the Premises during the holdover shall be subject to all the terms and provisions of this Lease and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the Base Rent plus 100% of the Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the expiration or early termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. In addition to the payment of the amounts provided above, if Landlord is unable to deliver possession of the Premises to a new tenant, or to perform improvements for a new tenant, as a result of Tenant's holdover and Tenant fails to vacate the Premises within 5 days after Landlord notifies Tenant of Landlord's inability to deliver possession, or perform improvements, Tenant shall be liable to Landlord for all damages, including, without limitation, consequential damages, that Landlord suffers from the holdover.
Article XXVI.
Mortgagee Protection; Estoppel Certificate
Section 26.01    Subordination to Mortgages: Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s), development agreement or other lien(s) now or subsequently arising upon the Premises, the Building or the Sullivan Center, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee.” This clause shall be self-operative. In lieu of having the Mortgage be superior to this Lease, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.
Section 26.02    Mortgagee's Right to Cure: If all or any portion of the Premises is at any time subject to a Mortgage and Tenant has been given written notice of such Mortgage and the address of the Mortgagee, then Tenant shall not exercise any right or remedy with respect to any default by Landlord under this Lease without first giving written notice to such Mortgagee, specifying the default in reasonable detail, and. affording such Mortgagee a reasonable opportunity to make performance for and on behalf of Landlord.
Section 26.03    Modification for Mortgagee: Should any Mortgagee trust require a modification of this Lease, which modification will not bring about any increased cost or expense to Tenant or in any other way substantially change the rights and obligations of Tenant under this Lease, then and in such event, Tenant agrees that this Lease may be so modified. Tenant further agrees to execute and deliver any documents requested to evidence such modification within ten (10) Business Days following such request.
Section 26.04    Attornment: If requested by a successor-in-interest to all or a part of Landlord's interest in the Lease, Tenant shall, without charge, attorn to the successor-in-interest, and recognize such transferee as the new Landlord under this Lease.
Section 26.05    Estoppel Certificate: Landlord and Tenant shall each, within 10 Business Days after receipt of a written request from the other, without charge therefor, execute and deliver an estoppel certificate to those parties as are reasonably requested by the other (including without limitation a prospective Mortgagee or purchaser). The estoppel certificate shall include a statement ce1iifying that this Lease is unmodified (except as identified in the estoppel certificate) and in full force and effect, describing the dates to which Rent and other charges have been paid, representing that, to such party's actual knowledge, there is no default (or stating the nature of the alleged default), that Tenant has accepted the Premises and the condition thereof and of improvements thereto and has no claims against Landlord or any other party with respect thereto and indicating other matters with respect to the Lease that may reasonably be requested.

Article XXVII.
Attorneys' Fees
If either party institutes a suit against the other party for violation of or to enforce any covenant or condition of this Lease, the prevailing party in such suit shall be entitled to receive from the nonprevailing all of its costs and expenses, including, without limitation, reasonable attorneys' fees together with interest thereon at the Default Rate. If Landlord intervenes in any suit in which Tenant is a party to enforce or protect its interest or rights or if Landlord is made a party to any suit by reason of Tenant's actions or inactions, the Landlord shall be entitled to receive from Tenant all of Landlord's costs and expenses, including, without limitation, reasonable attorneys' fees together with interest thereon at the Default Rate. If Tenant intervenes in any suit in which Landlord is a party to enforce or protect its interest or rights or if Tenant is made a party to any suit by reason of Landlord's actions or inactions, the Tenant shall be entitled to receive from Landlord all of Tenant's costs and expenses, including, without limitation, reasonable attorneys' fees together with interest thereon at the Default Rate.
Article XXVIII.
Notice
If a demand, request, approval, consent or notice (collectively referred to as a “notice”) shall or may be given to either party by the other, the notice shall be in writing and sent by registered or certified mail with return receipt requested, or sent by overnight or same day courier service at the party's respective Notice Address(es) set forth in Article I, except that if Tenant has vacated the Premises (or if the Notice Address for Tenant is other than the Premises, and Tenant has vacated such address) without providing Landlord a new Notice Address, Landlord may serve notice in any manner described in this Article or in any other manner permitted by Law. Each notice shall be deemed to have been given and served when delivered if delivered by same day courier service, one (1) Business Day after deposit with an overnight courier service, three (3) Business Days after the date that such notice is deposited in the mails provided that such party has a receipt to prove such item was deposited in the mails postage prepaid on such date, or, if Tenant has vacated the Premises or the other Notice Address of Tenant without providing a new Notice Address, three (3) Business Days after notice is deposited in the U.S. mail in the manner described above. Either party may, at any time, change its Notice Address by giving the other party written notice of the new address in the manner described in this Article. Any notice, request, consent, approval, communication or demand from Landlord may be given by Landlord's managing agent, and such notice, demand, request, approval, consent or communication shall be considered as if it were given by Landlord, with the same force and effect.
Article XXIX.
Excepted Rights
This Lease does not grant any rights to light or air over or about any part of Sullivan Center. Landlord excepts and reserves exclusively to itself the use of roofs, telephone, electrical and janitorial closets, equipment rooms, risers or similar areas that are used by Landlord for the provision of services, rights to the land and improvements below the floor of the Premises, the improvements and air rights above the structural ceiling of the Premises, the improvements and air rights outside the demising walls of the Premises, and the areas within the Premises used for the installation of utility lines and other installations serving occupants of the Building or Sullivan Center. Landlord has the right to change the Building's name or address. Landlord shall have the right to act as it shall determine to attempt to safeguard persons or property in the event of a perceived threat upon the safety of the Sullivan Center or its occupants, including without limitation, evacuation of all or part of the Sullivan Center, and such action shall not affect the Tenant's obligations or responsibilities under this Lease.

Landlord also has the right to make such other changes to Sullivan Center as Landlord deems appropriate, provided the changes do not materially adversely affect Tenant's ability to use or occupy the Premises for the Permitted Use. Landlord shall also have the right (but not the obligation) to temporarily close the Building if Landlord reasonably determines that there is an imminent danger of significant damage to the Building or of personal injury to Landlord's employees or the occupants of the Building. The circumstances under which Landlord may temporarily close the Building shall include, without limitation, electrical interruptions, hurricanes, civil disturbances and threats. A closure of the Building under such circumstances shall not constitute a constructive eviction nor entitle Tenant to an abatement or reduction of Rent.
Article XXX.
Surrender of Premises
At the expiration or earlier termination of this Lease or Tenant's right of possession, Tenant shall remove Tenant's Property (defined in Article XV) from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and casualty loss excepted. Tenant shall also be required to remove the Required Removables in accordance with Article VIII. If Tenant fails to remove any of Tenant's Property and the Required Removables within 10 Business Days after the termination of this Lease or of Tenant's right to possession, Landlord, at Tenant's sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant's Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant's Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred for Tenant's Property. In addition, if Tenant fails to remove Tenant's Property from the Premises or storage, as the case may be, within 10 days after written notice, Landlord may deem all or any part of Tenant's Property to be abandoned, and title to Tenant's Property shall be deemed to be immediately vested in Landlord.
Article XXXI.
Miscellaneous
A.    This Lease and the rights and obligations of the parties shall be interpreted, construed and enforced in accordance with the Laws of the State of Illinois, and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of the state and federal courts located in Cook County, Illinois. If any term or provision of this Lease shall to any extent be invalid or unenforceable, the remainder of this Lease shall not be affected, and each provision of this Lease shall be valid and enforced to the fullest extent permitted by Law. The headings and titles to the Articles and Sections of this Lease are for convenience only and shall have no effect on the interpretation of any part of the Lease.
B.    Tenant shall not record this Lease or any memorandum thereof.
C.    LANDLORD AND TENANT HEREBY WAIVE, TO THE EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANYWAY CONNECTED TO THIS LEASE.
D.    Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant, the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes not caused by the party required to perform, acts of God, sh01iages of labor or materials, war, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”). However, events of Force Majeure shall not extend any period of time for the payment of Rent or other sums payable by either party, or any period of time for the written exercise of an option or right by either party, or create any period the Tenant may disrupt activities outside of the Premises, or allow Tenant to delay the Commencement Date.

E.    Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and/or Property referred to herein, and upon such transfer Landlord shall be released from any further obligations under this Lease, and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations.
F.    Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of the Broker and any other brokers claiming to have represented Landlord in connection with this Lease.
G.    Tenant covenants, warrants and represents that: (1) each individual executing, attesting and/or delivering this Lease on behalf of Tenant is authorized to do so on behalf of Tenant; (2) this Lease is binding upon Tenant; and (3) Tenant is duly organized and legally existing in the state of its organization and is qualified to do business in the state in which the Premises are located. If there is more than one Tenant, or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities. Notices, payments and agreements given or made by, with or to any one person or entity shall be deemed to have been given or made by, with and to all of them.
H.    Time is of the essence with respect to Tenant's exercise of any expansion, renewal or extension rights granted to Tenant. This Lease shall create only the relationship of landlord and tenant between the parties, and not a partnership, joint venture or any other relationship. This Lease and the covenants and conditions in this Lease shall inure only to the benefit of and be binding only upon Landlord and Tenant and their permitted successors and assigns.
I.    The expiration of the Term, whether by lapse of time or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or early termination of this Lease. Without limiting the scope of the prior sentence, it is agreed that Tenant's obligations under Sections 4.01, 4.02, Articles VIII, XIII, XIV, XX, XXV and XXX shall survive the expiration or early termination of this Lease.
J.    Landlord has delivered a copy of this Lease to Tenant for Tenant's review only, and the delivery of it does not constitute an offer to Tenant or an option. This Lease shall not be effective against any party hereto until an original copy of this Lease has been signed by such party and sent to the other.
K.    All understandings and agreements previously made between the parties are superseded by this Lease, and neither patty is relying upon any warranty, statement or representation not expressly set forth in this Lease. This Lease may be modified only by a written agreement signed by Landlord and Tenant.
L.    Tenant, within 15 Business Days after written request, shall provide Landlord with a current financial statement and such other information as Landlord may reasonably request in order to create a “business profile” of Tenant and determine Tenant's ability to fulfill its obligations under this Lease.
M.    This Lease and the following exhibits (which may contain additional provisions to this Lease) and attachments constitute the entire agreement between the parties with respect to the subject matter of this Lease and supersede all prior agreements and understandings related to the Premises, including all negotiations, lease proposals, letters of intent and other documents and communications and all such prior negotiations, agreements and understandings shall be deemed merged into this Lease. All exhibits attached to this Lease are hereby made a part of this Lease as though inserted in this Lease in their entirety. This Lease may be signed in any number of counterparts, and all such counterparts shall constitute one and the same instrument. The signature of a party to any counterpart may be removed and attached to any other counterpart.
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Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD:

ONE SOUTH STATE PROPCO, L.L.C., a Delaware limited liability company

By:	One South State Street LLC, an Illinois limited liability company, its Managing Member

By:	One South State Street Investors, L.L.C., an Illinois limited liability company, its Manager

By:	/s/ Laurance H. Freed
Laurance H. Freed, Manager

TENANT:

CENTRO, INC., a Delaware corporation
By:	/s/ Michael Bruns
Name:	Michael Bruns
Title:	CFO

EXHIBIT A
PREMISES
A-1

EXHIBIT B
LOCATION OF CONTRACTION SPACE
B-1

EXHIBIT C
COMMENCEMENTLETTER
(EXAMPLE)
Date:
Tenant:
Address:
Re:     Commencement Letter with respect to that ce1iain Lease dated as of _______________, ____, by and between ONE SOUTH STATE PROPCO, L.L.C., a Delaware limited liability company, as Landlord, and ______________, a(n) _______________, as Tenant, for ____________________ rentable square feet on the _____________ floor of the Building located at the Sullivan Center, Chicago, Illinois.
Dear __________________:
In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:
1. The Commencement Date of the Lease is __________________.
2. The Termination Date of the Lease is __________________.
Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.
Sincerely,
Property Manager
Agreed and Accepted:
Tenant:
By:
Name:
Title:
Date:
C-1

EXHIBIT D
LANDLORD’S WORK
A.    Architectural Components
1.    a.    Floor Leveling
Existing floor will be ready to facilitate the installation of glue-down carpet with only minor leveling/patching by Tenant or Tenant's Contractor.
Change in floor levels will be addressed to meet code and ADA accessibility.
2.    b.    Clean Floor Condition
Floors to be reasonably free from existing carpet, tile and/or VCT glue and residue to facilitate the installation of glue-down carpet without additional demolition and/or significant patching by Tenant. Floor penetrations will be fire safed and sealed with concrete or other suitable fill material.
Abandoned piping that currently penetrates floors, ceiling, and wall will be removed and sealed with concrete or other suitable fill material.
3.    c.    Perimeter Drywall Conditions
The perimeter drywall conditions, including kneewalls, columns, pilasters and window pockets, shall be boarded, taped, sanded, primed, fire safed and caulked complete and ready for Tenant finish painting.
Perimeter windows will be repaired consistent with building standards. Window frames to be painted or touched up to look uniform in color
4.    d.    Core Wall Drywall Conditions
The core wall drywall conditions, including core walls and columns shall be taped, sanded, primed, fire safed and caulked complete and ready for Tenant finish painting.
5.    e.    Core Wall Doors, Frames and Hardware
The core wall doors, frames and hardware shall be in accordance with all applicable building codes. Doors and frames will be, smooth and primed ready for Tenant finish painting.
Exterior doors will be sealed.
6.    Common Corridors
New common corridor per code with building standard finishes. Egress door, frame and hardware to common corridor shall be in accordance with applicable codes.
7.    f.    Washrooms
New common washrooms as required by code for Business Use: ADA Compliant Stalls, Urinals, Countertops, Paper Dispenser/Disposal, Access, etc.
Building standard finishes to include but not limited to countertops, sinks, faucets, toilet partitions, ceiling material and finish, lighting, ceramic tile walls to six feet with paint above and ceramic tile floors. Should Centro elect to design and build the 6th Floor Restrooms, Ownership will provide Centro with the building standard allowance and any additional costs will be the Tenant's responsibility.
8.    g.    Windows
a.    Building standard window coverings will be installed.

B.    h.    Structural Component
1.    i.    Floor Loading
Live Loads: 100lbs - (80lbs static and 20lbs live loads) per square foot. Portions of the building are 125lbs.
Live loads include all interior improvements and contents
(Excessive file or other loading is to be reviewed by Building Structural Engineer.)
j.    MEPFP Components
1.    k.    HVAC Design Standards and Parameters
The systems is designed and constructed to meet, or exceed, the latest American Society of Heating Refrigeration and Air Conditioning (ASHRAE) design criteria as published in the ASHRAE Fundamentals and Systems Handbook (1997), Chapter 26- Climatic Design Information as follows:
    “General HVAC Design Temperatures- Cooling Temperatures (DB/MWB) 0.4%
    “ Heating Design Temperatures 99.6%
HV AC Operating Criteria I Minimum Standards:
    Summer: Not more than 78 degrees Fahrenheit dry bulb inside when outside temperature reaches a high of 95 degrees Fahrenheit dry bulb, 74 degrees wet bulb.
    Winter: Not less than 72 degrees Fahrenheit dry bulb inside when outside temperature reaches a low of -10 degrees Fahrenheit dry bulb.
Hours of Operation
    6:00AM to 6:00 PM Monday - Friday
     6:00AM to 1:00PM Saturday
l.    Cooling Load Density
Cooling Load Density. Landlord shall provide the following heating/cooling capacity to accommodate:
a.    Lighting Loads: 1. 5 watts per square foot as per the Chicago Building Code.
b.    Equipment Loads: 6.0 Watts per square foot.
c.    Personnel: One (1) person per 125 Usable Square Foot
m.    Condenser Water and Chilled Water
The cooling tower has a capacity for 1200 tons of condenser water split into two (2) 600-ton cells. Condenser water is available for supplemental computer room and after hours cooling equipment.
There is 500 tons of chilled water available
n.    Ventilation / Outdoor Air Quantities
The ventilation system shall meet, or exceed the requirements of the Chicago Building Code and ASHRAE requirements for indoor air quality.

o.    Chillers
4 High efficiency chillers have been installed 2-680 ton units and Z-900 ton units. One of the 680 ton chillers is equipped with Variable speed compressors. All chillers have the non-ozone depleting refrigerant 134-A.
1.1     p.    Mechanical Components
q.    Office Floors 3-7, 13-15
The base building HVAC system shall include the following minimum components:
a.    VAV, built-up air handling unit with supply and return/exhaust fan, mixing module section, chilled water cooling and hot water heating coils, filters and variable frequency drives. The unit will be provided with DDC controls with interface capability to the existing base building Honeywell control system.
b.    A main, exposed rectangular shaped duct loop for future connection of tenants' air distribution system. The base building HVAC equipment is designed for a tenant installed variable air volume distribution system utilizing standard, non fan powered, variable air volume boxes without reheat coils. The base building HVAC system is designed for plenum return air from the conditioned space.
Perimeter Heating
    State Street perimeter hot water perimeter fin-tube units with covers. Each unit is typically 14' -0” or less and is manually operated by a Danfoss valve which opens or closes for heating demand. The system operates independent of the VAV boxes serving the same zone.
    Wabash perimeter hot water perimeter fin-tube units with covers. Each unit is typically 14'-0” or less and is manually operated by a Danfoss valve which opens or closes for heating demand. The system operates independent of the VAV boxes serving the same zone.
Exhaust Systems
    A complete exhaust system will be provided for common toilet areas and janitor closets. Fan unit near elevator in south portion of space will be serviced to reduce noise.
Energy Management Systems
     The building energy management system utilizes Honeywell computer controls that monitor the temperature and fans of each electronic VAV boxes within each zone. Tenant VAV boxes are controlled by Tenant's thermostats acting as sensors for cooling demands within each zone. The Honeywell system allows computer adjustment of each electronic VAV box control.
    All MEPFP Components (including Danfoss Valves) that is existing or to be installed will be in good working order when space is turned over to Tenant.
2.0    r.     Electrical Design Criteria
The electrical system shall be designed and constructed to support the base building electrical requirements and tenant power usage based upon actual demand usage. The tenant design shall be based upon, unless otherwise provided by tenant, the following design loads:
a.    Tenant Anticipated Lighting Loads= 1.5 per Usable Square Foot per code
b.    Tenant Anticipated Power Loads= 4.0 watts per Usable Square Foot

c.    Additional power loads are available for unique requirements
2.1    s.    Electrical Components
The base building Electrical system shall include the following minimum components:
a.    Multiple Power Grid Feeds.
b.    Power feeders and service to the base building electrical service room to ensure design capacities in accordance with the base building and tenant improvements design.
c.    One service (amperage as required), 480/277 volt, 3 phase, 4 wire for base building mechanical loads to each electrical closet. Each service related feeder to be metered at each electrical closet. Building shall provide one (1) electrical closet for State Street and one (1) for Wabash.
d.    Each closet shall include space provisions for the following:
     One (1) 400 amp ct meter socket
    One (1) 400 amp, 480/Z77 volt distribution panel
    One (1) transformer for the 120/208 volt, 42 circuit board
    One (1) 120/208 volt, 42 circuit panel board for tenant power including tub circuit breakers and fittings
    One (1) 120/208 volt, 42 circuit panel board for tenant lighting including tub, circuit breakers and fittings
e.    All electrical requirements (including panel boards, meter fittings, transformers, etc.) for base building mechanical equipment including rooftop equipment, mechanical room equipment, YAY boxes, electrical baseboard, etc. (as referenced in HVAC section of this specification).
f.    Base Building Life Safety and Alarm System, including a complete fire suppression communication and smoke detection system as required by the governing code.
g.    Exiting and emergency distribution system as required by governing code.
h.    Base Building electrical capacities (including panel boards, meter fittings, transformers, TVSS etc.) for tenant supplemental power requirements as noted above.
3.    t.    Plumbing
The base building Plumbing system shall include the following minimum components:
a.    Common washrooms design guidelines shall be based per building code
b.    One common (1) janitors closet, with slop sink, per floor.
c.    Two common (2) building standard water coolers per floor, unless governing code dictates a higher density.
d.    Core area access for water, waste and vent.
4.    u.    Fire Protection
The base building Fire Protection system shall include the following minimum components:
a.    A complete and fully operational fire protection system that is designed and engineered in accordance with all local municipal building codes.

b.    Low valves and tamper switches as required by applicable building codes.
5.    v.    Life Safety
Landlord shall provide capacity for the following:
a.    Life Safety Systems
b.    Multiple Power Grid Feeds
c.    Emergency generator capacity to service tenant exit lighting and exit signs
d.    Landlord is to provide a conduit raceway for the Life Safety System
D.    w.    Low Voltage Components
1.    Low Voltage
Sullivan Center utilizes a state-of-the-art telecommunications infrastructure and services including the following: Multiple service providers serving the building, each with separate fiber optic feeds into secure POP; RCN cable (60 Megabits per second speed on download); Fiber Optic Backbone with native Ethernet (10 Megabits per second) speed; Cable TV; DS-3, T-1, Fractional T -1, ISDN, and DSL service available; video conferencing Inter- and Intra- building LAN and WAN. Tenant may install at its cost a dedicated raceway from the NetPop to the 6th floor.
E.    x.    Miscellaneous Items
1.    y.    Freight Elevator
The freight car during construction, furniture installation and the move shall be made available to tenant without a fee charge from the landlord. Landlord shall maintain a minimum of one operational freight elevator during the term of the Lease and any subsequent renewal periods and the freight elevator must be accessible to Tenant's entire space without obstruction.
The building is served by three Freight Elevators:
    1 car- 6 feet x 6 feet x 7 feet 4000lbs capacity serving floors B1 thru 15.
    2 cars 7. 5 feet x 18.5 feet x 8 feet 7000lb capacity serving floors B3 thru 12.
2.    z.    Building Elevators
    5 cars fully modernized ADA Gearless Traction Elevators on State Street serving floors LL to 12.
    8 fully modernized ADA Gearless Traction Elevators on Wabash serving floors 1 to 15.
    4 fully modernized ADA Gearless Traction Elevators on Madison serving floors 1 to 9.
    All elevators serving floor will have operational lanterns and call buttons.
    Elevators can be locked out from stopping at Tenants floor if requested by Tenant at Tenant cost.
3.    aa.    Security Systems
A digital camera system is installed in the office lobbies along with 24hour card access to the building.

4.    bb.    Loading Dock
a.    Tenant shall not be charged for loading dock usage during normal business hours. 6am to 8pm M-F.
b.    Tenant may have one designated dumpster in the loading dock during their construction period
c.    Loading docks access is via Holden Court,
    One dock capable of three 40 foot trailers servicing two freight cars - 7. 5 feet x 18.5 feet x 8 feet 7000lb capacity serving floors B3 thru 12
    One dock capable of one 40 foot trailer1 servicing one freight car- 6 feet x 6 feet x
7 feet 4000lbs capacity serving floors B1 thru 15.
5.    cc.    Work Hour Restrictions
Landlord will define building restrictions on the work hours that the Tenant Contractor may or may not work upon receipt of plans and Tenant's contractor.
6.    dd.    Final Cleaning
Landlord to turnover premises broom clean for Tenant's work.
7.    ee.    Rules 8: Regulations /Insurance (will be provide with the lease)
Landlord shall provide building rules and regulations as well as insurance requirements with Lease.

EXHIBIT E
RULES AND REGULATONS
The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking garage (if any) and the appurtenances. Capitalized terms have the same meaning as defined in the Lease.
1.    Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant's employees to loiter in Common Areas or elsewhere about the Building or Property.
2.    Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees, licensees, invitees or contractors, shall be paid for by Tenant, and Landlord shall not be responsible for the damage.
3.    No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant's sole cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel.
4.    Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants, and no other directory shall be permitted unless previously consented to by Landlord in its discretion in writing.
5.    Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord's prior written consent and Landlord shall have the right to retain at all times and to use keys to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant's cost, and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of this Lease.
6.    All contractors, contractor's representatives and installation technicians performing work in the Building shall be subject to Landlord's prior approval and shall be required to comply with Landlord's standard rules, regulations, policies and procedures, which may be revised from time to time.
7.    Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas. Tenant shall obtain Landlord's prior approval prior to its proposed use and shall provide a detailed listing of the activity. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, prope1iy, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage or loss. Tenant acknowledges any freight elevator usage is subject to availability; passenger elevators shall not be used for these purposes.
8.    Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises. Damage to the Building by the installation, maintenance, operation, existence or removal of property of Tenant shall be repaired by Landlord at Tenant's sole expense.
9.    Corridor doors, when not in use, shall be kept closed.
10.    Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute, or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord's sole opinion, constitute a nuisance.
11.    No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.
12.    No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property. Tenant shall not, without Landlord's prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant, and shall remain solely liable for the costs of abatement and removal.
13.    Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used, for lodging, sleeping or for any illegal purpose.
14.    Neither Tenant, Landlord, or anyone's contractors shall take any action which would violate labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute, or interfere with Landlord's or any other tenant's or occupant's business or with the rights and privileges of any person in the Sullivan Center (“Labor Disruption”). The party against whom a Labor Disruption is directed shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, immediately terminate any work and/or contractor in the Premises that gave rise to the Labor Disruption. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties, nor shall the date of the commencement of the Term be extended as a result of the above actions.
15.    Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electronic or gas heating devices, without Landlord's prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.
16.    Tenant shall not operate or permit to be operated a coin or token operated vei1ding machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant's employees, and then only if the operation does not violate the lease of any other tenant in the Building.
17.    Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.
18.    Landlord may from time to time adopt systems and procedures for the security and safety of the Sullivan Center, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord's systems and procedures. Nevetiheless, such systems and procedures shall not constitute any guaranty or warranty by Landlord of security or safety.
19.    Landlord shall have the right to prohibit the use of the name of the Sullivan Center or any other publicity by Tenant that in Landlord's sole reasonable opinion may impair the reputation of the Sullivan Center or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.
20.    Tenant shall not canvass, solicit or peddle in or about the Building or the Property.
21.    Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Premises or the Common Areas or the sidewalks in front of the entrances to the Sullivan Center, unless the Common Areas or such sidewalks have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke in the Premises to emanate into the Common Areas or any other part of the Sullivan Center. Landlord has designated the Office Area a no smoking building and shall have the continuing right to remove or modify such designation.
22.    Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.
23.    Deliveries to and from the Premises shall be made only at the times, in the areas and through the entrances and exits designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.
24.    The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant with proper or reasonable notice provided by Landlord to Tenant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F
CONDENSER WATER CHARGE
Landlord may install meters to measure the flow of condenser water to the Premises for HV AC purposes. Landlord may assess reasonably calculated charges for utilities in connection with HV AC services. In lieu of the foregoing, Landlord, at its option, may assess the amount of $250/ton/year as the Condenser Water Charge for the Premises increasing annually on each anniversary of the Commencement Date by the percentage increase in the costs of water consumed, maintenance and repair of the condenser water system and water treatment.
In addition, to the degree Tenant or Tenant's floor has a unique HVAC system or unique components of such a system (“Unique HV AC System”), Landlord may elect to bill Tenant and Tenant shall pay Tenant's share of the costs and expenses of such Unique HVAC System including (i) the direct and indirect costs of labor, including fringe benefits, utilized to operate, repair, maintain and replace the Unique HV AC System as reasonably allocated by Landlord, excluding managerial salary costs of Landlord above the level of job foreman or supervisor, and (ii) other repair, maintenance and replacement costs for the Unique HVAC System used to generate or otherwise furnish HVAC services. Tenant's share of an item of cost or expense shall be calculated by multiplying the cost or expense of such item by a ratio, the numerator of which is the rentable square footage of the Premises and the denominator of which is the rentable square footage of the area on such floor served by the item of cost or expense.
In all events, Landlord may bill such charges, in advance, on a monthly basis with a reconciliation after year end if Landlord elects to charge actual costs. Charges billed by Landlord shall be paid on the same date as rents are due.
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EXHIBITG
LOCATION OF ROFO SPACE
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